UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.      )

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Entravision Communications Corporation

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NOTICE OF 2011 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 26, 2011

To Our Class A and Class B Stockholders:

You are cordially invited to attend the 2011 Annual Meeting of Stockholders (the “2011 Annual Meeting”) of Entravision Communications Corporation (the “company”, “we”, “our” or “us”), which will be held at the Fairmont Miramar Hotel, 101 Wilshire Boulevard, Santa Monica, California 90401, at 10:00 a.m. on Thursday, May 26, 2011 for the following purposes:

1. To elect six directors to our Board of Directors (the “Board”).

2. To ratify the appointment of McGladrey & Pullen, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011.

3. To hold an advisory vote on named executive officer compensation.

4. To hold an advisory vote on the frequency of future advisory votes on named executive officer compensation.

These matters are described more fully in the proxy statement accompanying this notice.

Our stockholders will also act upon such other business as may properly come before the meeting or any adjournment or postponement thereof. The Board is not aware of any other business to be presented to a vote of the stockholders at the 2011 Annual Meeting.

The Board has fixed the close of business on April 12, 2011 as the record date (the “Record Date”) for determining those stockholders who will be entitled to notice of and to vote at the 2011 Annual Meeting. The stock transfer books will remain open between the Record Date and the date of the 2011 Annual Meeting.

Representation of at least a majority in voting interest of our Class A common stock and our Class B common stock either in person or by proxy is required to constitute a quorum for purposes of voting on each proposal to be voted on at the 2011 Annual Meeting. Accordingly, it is important that your shares be represented at the 2011 Annual Meeting. WHETHER OR NOT YOU PLAN TO ATTEND THE 2011 ANNUAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE. Your proxy may be revoked at any time prior to the time it is voted at the 2011 Annual Meeting.

Please read the accompanying proxy material carefully. Your vote is important and we appreciate your cooperation in considering and acting on the matters presented.

By Order of the Board of Directors,

Walter F. Ulloa Chairman and Chief Executive Officer

April 29, 2011

Santa Monica, California

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

STOCKHOLDER MEETING TO BE HELD ON MAY 26, 2011:

THIS PROXY STATEMENT AND THE ANNUAL REPORT ARE AVAILABLE AT

http://phx.corporate-ir.net/phoenix.zhtml?c=121597&p=proxy

Stockholders Should Read the Entire Proxy Statement

Carefully Prior to Returning Their Proxies

PROXY STATEMENT

FOR

2011 ANNUAL MEETING OF STOCKHOLDERS

OF

ENTRAVISION COMMUNICATIONS CORPORATION

To Be Held on May 26, 2011

This proxy statement is furnished in connection with the solicitation by our Board of Directors (the “Board”) of proxies to be voted at the 2011 Annual Meeting of Stockholders (the “2011 Annual Meeting”), which will be held at 10:00 a.m. on May 26, 2011 at the Fairmont Miramar Hotel, 101 Wilshire Boulevard, Santa Monica, California 90401, or at any adjournments or postponements thereof, for the purposes set forth in the accompanying Notice of 2011 Annual Meeting of Stockholders (the “Notice”). This proxy statement and the proxy card are first being delivered or mailed to stockholders on or about May 6, 2011. Our Annual Report for the year ended December 31, 2010 on Form 10-K (the “10-K”) is being mailed to stockholders concurrently with this proxy statement. The 10-K is not to be regarded as proxy soliciting material or as a communication by means of which any solicitation of proxies is to be made.

VOTING RIGHTS AND SOLICITATION

The close of business on April 12, 2011 was the record date (the “Record Date”) for stockholders entitled to notice of and to vote at the 2011 Annual Meeting. As of the Record Date, we had 53,506,269 shares of Class A common stock, par value $0.0001 per share, and 22,188,161 shares of Class B common stock, par value $0.0001 per share, issued and outstanding. All of the shares of our Class A and Class B common stock outstanding on the Record Date, and only those shares, are entitled to vote on each of the proposals to be voted upon at the 2011 Annual Meeting. Holders of the Class A common stock of record entitled to vote at the 2011 Annual Meeting will have one vote for each share of Class A common stock so held with regard to each matter to be voted upon. Holders of the Class B common stock of record entitled to vote at the 2011 Annual Meeting will have ten votes for each share of Class B common stock so held with regard to each matter to be voted upon.

All votes will be tabulated by the inspector of elections appointed for the 2011 Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

The holders of a majority in voting interest of the Class A common stock and Class B common stock outstanding and entitled to vote at the 2011 Annual Meeting shall constitute a quorum for the transaction of business at the 2011 Annual Meeting. The voting interest of shares of the Class A common stock and Class B common stock represented in person or by proxy will be counted for purposes of determining whether a quorum is present at the 2011 Annual Meeting. Shares which abstain from voting as to a particular matter will be treated as shares that are present and entitled to vote for purposes of determining the voting interest present and entitled to vote with respect to any particular matter, but will not be counted as votes cast on such matter. If a broker or nominee holding stock in “street name” indicates on a proxy that it does not have discretionary authority to vote as to a particular matter, those shares will not be considered as present and entitled to vote with respect to such matter and will not be counted as a vote cast on such matter.

In voting with regard to the proposal to elect directors (Proposal 1), stockholders may vote in favor of all the nominees, withhold their votes as to all nominees or withhold their votes as to a specific nominee. The vote required by Proposal 1 is governed by Delaware law and is a plurality of the votes cast by the holders of shares entitled to vote, provided a quorum is present. As a result, in accordance with Delaware law, votes that are withheld and broker non-votes will not be counted and will have no effect on the voting for election of directors. Brokers do not have discretionary authority to vote on this proposal. Pursuant to a Voting Agreement dated effective as of August 3, 2000 among Walter F. Ulloa, Philip C. Wilkinson, Paul A. Zevnik and the company (the “Voting Agreement”), Messrs. Ulloa, Wilkinson and Zevnik have agreed to vote all shares held by them in favor of the election of each other as directors. Messrs. Ulloa, Wilkinson and Zevnik have in the aggregate the right to cast 80.61% of the votes entitled to be cast in the election of directors.

In voting with regard to the proposal to ratify the appointment of our independent registered public accounting firm (Proposal 2), stockholders may vote in favor of such proposal or against such proposal or may abstain from voting. The vote required to approve Proposal 2 governed by Delaware law, and the minimum vote required is a majority of the total votes cast on such proposal, provided a quorum is present. As a result, in accordance with Delaware law, abstentions and broker non-votes will not be counted and will have no effect on the outcome of the vote on this proposal. Pursuant to the Voting Agreement, other than with respect to the election of directors, Mr. Zevnik has agreed to cast his votes in the same manner as both Messrs. Ulloa and Wilkinson on matters solely in instances when both Messrs. Ulloa and Wilkinson vote either affirmatively or negatively. In any instance in which Messrs. Ulloa and Wilkinson vote their shares in different manners, Mr. Zevnik will be free to vote his shares as he chooses. Messrs. Ulloa, Wilkinson and Zevnik will have in the aggregate the right to cast 80.61% of the votes entitled to be cast on Proposal 2.

In voting with regard to the proposal to approve named executive compensation (Proposal 3), stockholders may vote in favor of such proposal or against such proposal or may abstain from voting. The vote required to approve Proposal 3 is the affirmative vote of a majority of the shares present or represented by proxy at the Annual Meeting and entitled to vote on the matter. Abstentions will have the same effect as votes “against” the proposal. Brokers do not have discretionary authority to vote on this proposal. Broker non-votes, therefore, will have no effect on the proposal as brokers are not entitled to vote on such proposals in the absence of voting instructions from the beneficial owner. Pursuant to the Voting Agreement, the terms of which are more fully described above, Messrs. Ulloa, Wilkinson and Zevnik will have in the aggregate the right to cast 80.61% of the votes entitled to be cast on Proposal 3.

In voting with regard to the proposal on the frequency of having an advisory vote on named executive compensation (Proposal 4), stockholders may vote to have such vote every one year, two years, three years or abstain. The vote required to approve Proposal 4 is a majority of the total votes cast on such proposal, provided a quorum is present. Abstentions will have no effect on the proposal. Brokers do not have discretionary authority to vote on this proposal. Broker non-votes, therefore, will have no effect on the stockholder proposal as brokers are not entitled to vote on such proposals in the absence of voting instructions from the beneficial owner. If none of the frequency alternatives (one year, two years or three years) receives a majority of the shares present or represented by proxy and entitled to vote, we will consider the highest number of votes cast by stockholders to be the frequency that has been selected by our stockholders. Consistent with current rules of the Securities and Exchange Commission (the “SEC”) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), our proxies will have discretionary authority to vote in accordance with the Board’s frequency vote recommendation for proxy cards that are returned with no selection made relating to the frequency vote. Because the frequency vote is advisory and not binding on us or the Board in any way, the Board may decide that it is in our and our stockholders’ best interests to hold an advisory vote on executive compensation more or less frequently than the option approved by our stockholders. Pursuant to the Voting Agreement, the terms of which are more fully described above, Messrs. Ulloa, Wilkinson and Zevnik will have in the aggregate the right to cast 80.61% of the votes entitled to be cast on Proposal 4.

Under the rules of The New York Stock Exchange (the “NYSE”) that govern most domestic stock brokerage firms, member brokerage firms that hold shares in “street name” for beneficial owners may, to the extent that such beneficial owners do not furnish voting instructions with respect to any or all proposals submitted for stockholder action, vote in their discretion upon proposals which are considered “discretionary” proposals under the rules of the NYSE. Member brokerage firms that have received no instructions from their clients as to

“non-discretionary” proposals do not have discretion to vote on these proposals. Such broker non-votes will not be considered in determining whether a quorum exists at the 2011 Annual Meeting and will not be considered as votes cast in determining the outcome of any proposal. Under the rules of the NYSE as currently in effect, voting on directors by member broker firms is “non-discretionary”.

Shares of our common stock represented by proxies in the accompanying form which are properly executed and returned to us will be voted at the 2011 Annual Meeting in accordance with the stockholders’ instructions contained therein. In the absence of contrary instructions, shares represented by such proxies will be voted FOR each of Proposal 1, Proposal 2, Proposal 3, and for the “three years” alternative in Proposal 4. Management does not know of any matters to be presented at the 2011 Annual Meeting other than those set forth in this proxy statement and in the Notice accompanying this proxy statement. If other matters should properly come before the 2011 Annual Meeting, the proxyholders will vote on such matters in accordance with their best judgment.

Any stockholder has the right to revoke his, her or its proxy at any time before it is voted at the 2011 Annual Meeting by giving written notice to our Secretary, and by executing and delivering to the Secretary a duly executed proxy card bearing a later date, or by appearing at the 2011 Annual Meeting and voting in person; provided, however, that under the rules of the NYSE, any beneficial owner whose shares are held in “street name” by a member brokerage firm may revoke his, her or its proxy and vote his, her or its shares in person at the 2011 Annual Meeting only in accordance with the applicable rules and procedures of the NYSE.

The entire cost of soliciting proxies will be borne by the company. Proxies will be solicited principally through the use of the mails, but, if deemed desirable, may be solicited personally or by telephone, or special letter by our officers and regular employees for no additional compensation. Arrangements may be made with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy material to the beneficial owners of our common stock, and such persons may be reimbursed for their expenses.

PROPOSAL 1

ELECTION OF DIRECTORS

Composition of Board of Directors

As currently in effect, our bylaws provide that the Board shall consist of not less than six and not more than eleven directors. The Board currently consists of six members elected by the holders of the Class A and Class B common stock, voting together as a class. The Board has set the number of directors at six and has nominated six individuals for election as directors at the 2011 Annual Meeting. Our directors are elected by our stockholders at each annual meeting of stockholders and will serve until their successors are elected and qualified, or until their earlier resignation or removal. There are no family relationships among any of our current directors, the nominees for directors and our executive officers.

The proxyholders named on the proxy card intend to vote all proxies received by them in the accompanying form FOR the election of the nominees listed below, unless instructions to the contrary are marked on the proxy. These nominees have been nominated by the Board, acting upon the recommendation of the Board’s Nominating/Corporate Governance Committee. All of the nominees are currently members of the Board. If elected, each nominee will serve until the annual meeting of stockholders to be held in 2012 or until a successor has been duly elected and qualified.

In the event that a nominee is unable or declines to serve as a director at the time of the 2011 Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board to fill the vacancy. In the event that additional persons are nominated for election as directors, the proxyholders intend to vote all proxies received by them for the nominees listed below, unless instructions are given to the contrary. As of the date of this proxy statement, the Board is not aware of any nominee who is unable or will decline to serve as a director.

Nominees for Election as Directors

The following is certain information as of April 12, 2011 regarding the nominees for election as directors:

Name	Position	Age
Walter F. Ulloa	Chairman and Chief Executive Officer	62
Philip C. Wilkinson	President, Chief Operating Officer and Director	54
Paul A. Zevnik	Director	60
Darryl B. Thompson	Director	49
Esteban E. Torres	Director	81
Gilbert R. Vasquez	Director	71

Biographical Information Regarding Directors

Walter F. Ulloa.    Mr. Ulloa, our Chairman and Chief Executive Officer since the company’s inception in 1996, has more than 30 years of experience in Spanish-language television and radio in the United States. From 1989 to 1996, Mr. Ulloa was involved in the development, management or ownership of our predecessor entities. From 1976 to 1989, he worked at KMEX-TV, Los Angeles, California, as Operations Manager, Production Manager, News Director, Local Sales Manager and an Account Executive. Mr. Ulloa has been a director since February 2000.

Philip C. Wilkinson.    Mr. Wilkinson, our President and Chief Operating Officer since the company’s inception in 1996, has more than 25 years of experience in broadcasting. From 1990 to 1996, Mr. Wilkinson was involved in the development, management or ownership of our predecessor entities. From 1982 to 1990, he worked at the Univision television network and served in the positions of Account Executive, Los Angeles National Sales Manager and West Coast Sales Manager. Mr. Wilkinson has been a director since February 2000.

Paul A. Zevnik.    Mr. Zevnik was involved in the development, management and ownership of our predecessor entities from 1989 to 1996, and served as our Secretary from our company’s inception in 1996 until October 2003. Mr. Zevnik is a partner, resident in the Washington, D.C. and Los Angeles, California offices of the law firm of Morgan, Lewis & Bockius, LLP. Mr. Zevnik has been a director since August 2000 and currently serves as our lead independent director.

Darryl B. Thompson.    Mr. Thompson has been the President of Belenos Capital Management, LLC since 2007. From 1993 to 2007, Mr. Thompson was a partner of TSG Capital Group, L.L.C. Mr. Thompson also serves on the boards of directors of several private companies, including Urban Brands, Inc. and Telscape Communications, Inc. Mr. Thompson has been a director since August 2000.

Esteban E. Torres.    Mr. Torres is currently a consultant for and serves as President of the National Latino Media Council. In 1999, he was appointed by California Governor Gray Davis to serve on the California Transportation Commission, which is charged with overseeing the funding of California’s transportation projects. In March 1998, Mr. Torres announced his retirement after a distinguished 16-year career in the U.S. House of Representatives. Throughout his service as a Congressman, Mr. Torres was an active and distinguished leader. From 1992 to 1998, he served as a Deputy Democratic Whip. He has served as a senior member of the House Banking Committee and chaired the House Banking Subcommittee on Consumer Affairs and Coinage. Prior to his congressional retirement, Mr. Torres served on the House Appropriations Committee and its sub-committees on foreign operations and export financing. Mr. Torres is a nationally recognized environmental leader, former Ambassador to the United Nations Education, Scientific and Cultural Organization and served as Special Assistant to the President for Hispanic Affairs under President Jimmy Carter. Mr. Torres has been a director since November 2000.

Gilbert R. Vasquez.    Mr. Vasquez has been the managing partner of the certified public accounting firm of Vasquez & Company LLP since 1969. Mr. Vasquez has served as a Chapter 7 Panel Trustee in the Central District of California, a Chapter 11 Trustee, a Bankruptcy Examiner and a Receiver. Mr. Vasquez was an executive board member of the 1984 Olympic Organizing Committee and currently serves as a board member on its successor organization, the LA84 Foundation. Mr. Vasquez also continues to serve as a board member of the Tomas Rivera Policy Institute, Manufacturers Bank, and Promerica Bank. He is also the Vice Chairman and one of the founding board members of the Latino Business Chamber of Greater Los Angeles. He has been a member of various Boards of Directors including the California State University Los Angeles Foundation, United Way of Los Angeles, Los Angeles Metropolitan YMCA, Congressional Hispanic Caucus, Los Angeles Area Chamber of Commerce, National Association of Latino Elected and Appointed Officials, and the National Council of La Raza. Other past corporate board appointments include Verizon (formerly) GTE of California, Glendale Federal Bank and Blue Cross of California. Mr. Vasquez has been a director since May 2007.

CORPORATE GOVERNANCE

We maintain a corporate governance page on our corporate website at www.entravision.com which includes information regarding the company’s corporate governance practices. Our Corporate Governance Guidelines, Code of Business Conduct and Ethics, Code of Ethics for Chief Executive and Senior Financial Officers, Related Party Transaction Policy, Board committee charters, Audit Committee Pre-Approval Policy and certain other corporate governance documents and policies are available on that page of our website. Any changes to these documents and any waivers granted with respect to our code of ethics will be posted on our website. In addition, we will provide a copy of any of these documents without charge to any stockholder upon written request made to Entravision Communications Corporation, 2425 Olympic Boulevard, Suite 6000 West, Santa Monica, California 90404, Attention: Secretary. The information on our website is not, and shall not be deemed to be, a part of this proxy statement or incorporated by reference into this or any other filing we make with the SEC.

Board of Directors

Director Independence

The Board currently consists of six members, a majority of whom meet the independence requirements of the NYSE as currently in effect. Pursuant to NYSE listing standards, the Board has adopted the following categorical Director Qualification Standards, which state that a director will not be independent if:

(i) the director, or an immediate family member of the director, is, or within the last three years was, employed by the company or any of its subsidiaries;

(ii) the director, or an immediate family member of the director, has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from the company, other than director and committee fees, and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent on continued service);

(iii) the director, or an immediate family member of the director, is a current partner of a firm that is the company’s (or any of its subsidiaries) internal or external auditor; or is a current employee of such a firm; or who was, within the last three years (but is no longer), a partner or employee of such firm and personally worked on the company’s audit within that time;

(iv) the director, or an immediate family member of the director, is, or has been within the last three years, employed as an executive officer of another company where any of the company’s present executive officers at the same time serve or served on that company’s compensation committee; or

(v) the director is a current employee, or an immediate family member of such director is a current executive officer, of a company that has made payments to, or received payments from, the company for property or services in an amount, which, in any of the last three fiscal years, exceeds the greater of $1 million or two percent (2%) of such other company’s consolidated gross revenues.

With respect to any relationship not covered above, the determination of whether the relationship is material, and therefore whether the director would be independent, will be made by the directors who satisfy the independence criteria set forth above.

Our categorical Director Qualification Standards also provide that:

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An Audit Committee member may not have a direct or indirect financial relationship with the company or any of its subsidiaries (e.g. accept directly or indirectly any consulting, advisory or other compensatory fee) other than compensation for service as a director and as a member of the Audit Committee. Audit Committee members may receive directors’ fees (in the form of cash, stock, stock units or other in-kind consideration ordinarily available to directors, as well as regular benefits that other directors receive).

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An Audit Committee member may not be an “affiliated person” of the company or any of its subsidiaries. An “affiliated person” is defined in Rule 10A-3 of the Exchange Act to mean a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified.

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All members of the Audit Committee must be “independent” pursuant to applicable rules of the Securities and Exchange Commission and the independence standards set forth above, and, in addition: (1) all members of the Audit Committee must be “financially literate” or must become financially literate within a reasonable period of time after his or her appointment to the Audit Committee; and (2) at least one member of the Audit Committee must be an “Audit Committee Financial Expert” as such term is defined by the rules of the Securities and Exchange Commission and the NYSE.

The Board has affirmatively determined that all of our directors, except Messrs. Ulloa and Wilkinson, are independent and, in addition, that none of our independent directors has a material relationship with the company other than as a director, in accordance with these categorical standards.

In addition, our corporate governance guidelines provide that no member of the Board may serve on more than three other public company boards of directors (in addition to ours) without first obtaining the prior approval of the Board.

Meetings of the Board

The Board held nine meetings and acted by written consent two times during 2010. Each of the directors attended 75% or more of the aggregate number of meetings of the Board and committees on which the director served in 2010.

The company’s non-management directors meet regularly in executive session without management present to discuss certain Board policies, processes and practices, and other matters relating to the company and the functioning of the Board. Mr. Zevnik served as the presiding or “lead” director for such meetings during 2010-2011.

Each of our directors is encouraged to attend the company’s annual meeting of stockholders and to be available to answer any questions posed by stockholders to such director. Because the Board holds one of its regular meetings in conjunction with our annual meeting of stockholders, unless one or more members of the Board are unable to attend, all of the members of the Board are present for the annual meeting. All of our directors, except Mr. Thompson, attended our 2010 Annual Meeting of Stockholders.

Board Leadership

Our company is led by Walter Ulloa, who has served as both our Chief Executive Officer and Chairman of the Board since 2000. Since 2004, our Corporate Governance Guidelines provide for the election of an independent lead director. The Board has appointed Mr. Zevnik to serve as our lead director during 2010-2011.

The lead director is responsible for (i) convening and calling meetings of the independent directors; (ii) chairing executive sessions of the independent directors and communicating with management relating to these sessions; and (iii) if requested by stockholders, being available for direct communication. Our Corporate Governance Guidelines provide that our non-management directors meet regularly in executive session and that our independent lead director presides at these sessions.

Our Board leadership structure is the traditional one most commonly utilized by other public companies in the United States, and we believe that this leadership structure has been effective for our company. We believe that having a combined Chief Executive Officer/Chairman of the Board, independent chairs for each of our Board committees, only independent directors serving on these committees and an independent lead director provides the right form of leadership and balance for our company. This structure provides us with a single leader for our company to ensure continuity of our operational, executive and Board functions, combined with oversight of the company by experienced independent directors.

Risk Management Oversight Function of the Board

The Board has allocated responsibilities for overseeing risk associated with the company’s business among the Board as a whole and the committees of the Board. In performing its risk oversight function, the Board: (i) oversees management’s development and execution of appropriate business strategies to mitigate the risk that such strategies will fail to generate long-term value for the company and its stockholders or that such strategies will motivate management to take excessive risks; and (ii) oversees the development and implementation of processes and procedures to mitigate the risk of failing to assure the orderly succession of the Chief Executive Officer and the senior executives of the company.

The Board also regularly reviews information regarding the company’s financial, operational and strategic risks. Each of the Board’s committees also oversees the management of company risks that fall within the committee’s areas of responsibility, including identifying, quantifying and assisting leaders across the company in mitigating risks. In performing this function, each committee has full access to management, as well as the ability to engage advisors. As set forth in its charter, the Audit Committee is responsible for discussing with management the company’s major financial risk exposures and the steps management has taken to monitor and control those exposures. The Audit Committee gives updates to the Board at its regular meetings, including updates on financial and information technology risks. The Audit Committee also meets privately with the company’s independent auditors, the internal auditors and the Chief Financial Officer at least quarterly. The Compensation Committee oversees the company’s risk management related to employee compensation plans and arrangements. The Nominating/Corporate Governance Committee manages risks associated with the independence of the Board and corporate governance matters. While each committee is responsible for overseeing the management of those risk areas, the entire Board is also regularly informed through committee reports.

Communications with the Board

The following procedures have been established by the Board in order to facilitate communications between our stockholders and the Board:

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Stockholders and any interested parties may send correspondence to the Board or to any individual director, by mail to Corporate Secretary, Entravision Communications Corporation, 2425 Olympic Boulevard, Suite 6000 West, Santa Monica, California 90404, or by e-mail to stockholdercommunications@entravision.com.

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Our Secretary will be responsible for the first review and logging of this correspondence and will forward the communication to the director or directors to whom it is addressed unless it is a type of correspondence which the Board has identified as correspondence which may be retained in our files and not sent to directors. The Board has authorized the Secretary to retain and not send to directors communications that: (a) are advertising or promotional in nature (offering goods or services), (b) solely relate to complaints by clients with respect to ordinary course of business customer service and satisfaction issues or (c) clearly are unrelated to our business, industry, management or Board or committee matters. These types of communications will be logged and filed but not circulated to directors. Except as set forth in the preceding sentence, the Secretary will not screen communications sent to directors.

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The log of stockholder correspondence will be available to members of the Board for inspection. At least once each year, the Secretary will provide to the Board a summary of the communications received from stockholders, including the communications not sent to directors in accordance with the procedures set forth above.

Our stockholders may also communicate directly with the presiding or “lead” director, or with the non-management directors as a group, by mail addressed to Lead Director, c/o Corporate Secretary, Entravision Communications Corporation, 2425 Olympic Boulevard, Suite 6000 West, Santa Monica, California 90404, or by e-mail to stockholdercommunications@entravision.com.

The Audit Committee has established procedures for the receipt, retention and treatment of complaints regarding questionable accounting, internal controls, financial improprieties or auditing matters. Any of the company’s employees may confidentially communicate concerns about any of these matters by calling our toll-free hotline. All of the reporting mechanisms are also posted on our website. Upon receipt of a complaint or concern, a determination will be made whether it pertains to accounting, internal controls or auditing matters and, if it does, it will be handled in accordance with the procedures established by the Audit Committee.

Committees of the Board

The Board has a standing Audit Committee, Compensation Committee and Nominating/Corporate Governance Committee. The composition, functions and general responsibilities of each committee are summarized below.

Audit Committee

The Audit Committee consists of Messrs. Vasquez (chairman), Thompson and Zevnik. The Board has determined that each of Messrs. Vasquez and Thompson is an audit committee financial expert, as that term is defined in Item 401(h) of Regulation S-K of the Exchange Act, and is independent within the meaning of Item 7(d)(3)(iv) of Schedule 14A of the Exchange Act. The Board also believes that all members of the Audit Committee meet the independence and knowledge requirements of the NYSE as currently in effect. For information about Messrs. Vasquez’s, Thompson’s and Zevnik’s experience, please see “Biographical Information Regarding Directors” above. The Audit Committee held 15 meetings and acted by written consent two times during 2010.

Consistent with the company’s corporate governance guidelines, no member of the Audit Committee may serve on the audit committees of more than two other public companies (in addition to ours) without first obtaining the prior approval of the Board. No member of the Audit Committee serves on more than two other public company audit committees.

The Audit Committee operates under a written charter, a copy of which is available on our website. The Audit Committee’s duties include responsibility for reviewing our accounting practices and audit procedures. In addition, the Audit Committee has responsibility for reviewing complaints about, and investigating allegations of, financial impropriety or misconduct. Please see “Report of Audit Committee” below, which provides further details of many of the duties and responsibilities of the Audit Committee.

As part of its responsibility, the Audit Committee is responsible for engaging our independent registered public accounting firm, as well as pre-approving audit and non-audit services performed by our independent registered public accounting firm in order to assure that the provision of such services does not impair their independence. The Audit Committee has adopted, and the Board has ratified, an Audit Committee Pre-Approval Policy, which is also available on our website.

Compensation Committee, Compensation Committee Interlocks and Insider Participation

The Compensation Committee consists of Messrs. Thompson (chairman) and Zevnik. Both members of the Compensation Committee meet the independence requirements of the NYSE as currently in effect. No member of the Compensation Committee was at any time during 2010 an officer or employee of the company. The Compensation Committee held two meetings and acted by written consent three times during 2010. None of our executive officers served on the compensation committee of another entity or on any other committee of the board of directors of another entity performing similar functions during 2010.

The Compensation Committee operates under a written charter, a copy of which is available on our website. The Compensation Committee establishes the compensation and benefits of our executive officers. The compensation committee also administers our employee benefit plans, including our equity incentive and employee stock purchase plans.

Please see “Report of Compensation Committee” below, which details the Compensation Committee’s report on our executive compensation for 2010.

Nominating/Corporate Governance Committee

The Nominating/Corporate Governance Committee consists of Messrs. Torres (chairman) and Thompson. Both members of the Nominating/Corporate Governance Committee meet the independence requirements of the NYSE as currently in effect. The Nominating/Corporate Governance Committee held one meeting during 2010.

The Nominating/Corporate Governance Committee operates under a written charter, a copy of which is available on our website. The Nominating/Corporate Governance Committee has the primary responsibility for overseeing the company’s corporate governance compliance practices, as well as supervising the affairs of the company as they relate to the nomination of directors. The principal ongoing functions of the Nominating/Corporate Governance Committee include developing criteria for selecting new directors, establishing and monitoring procedures for the receipt and consideration of director nominations by stockholders and others, considering and examining director candidates, recommending director nominations to the Board, developing and recommending corporate governance principles for the company and monitoring the company’s compliance with those principles and establishing and monitoring procedures for the receipt of stockholder communications directed to the Board.

The Nominating/Corporate Governance Committee is also responsible for conducting an annual evaluation of the Board to determine whether the Board and its committees are functioning effectively, and reports annually to the Board with the results of this evaluation.

Director Nominations

The Nominating/Corporate Governance Committee seeks out appropriate candidates to serve as directors of the company, and the Nominating/Corporate Governance Committee interviews and examines director candidates and makes recommendations to the Board regarding candidate selection. In considering candidates to serve as directors, the Nominating/Corporate Governance Committee evaluates various minimum individual qualifications, including strength of character, maturity of judgment, relevant technical skills or financial acumen, diversity of viewpoint and industry knowledge, as well as the extent to which the candidate would fill a present need on the Board. The Nominating/Corporate Governance Committee also considers additional factors including diversity, which may provide a range of experiences, skills and perspective to the Board.

In recommending the nominees who are standing for election as directors at the 2011 Annual Meeting, the Nominating/Corporate Governance Committee considered the foregoing factors and each nominee’s previous service on the Board, which provides continuity in its deliberations. The Nominating/Corporate Governance Committee also considered specific qualifications, attributes and skills that each nominee possesses and contributes to the work of the Board. As a result of Messrs. Ulloa’s and Wilkinson’s extensive experience in the Spanish-language broadcasting industry, including their roles as co-founders and executive officers of the company, they provide a unique perspective on the strategic direction of our company, day-to-day operations and the executive function. Mr. Zevnik’s background as an attorney, as well as his leadership roles and years of experience with our company and the broadcasting industry, make him an important resource for the Board, as he provides valuable insight into business and strategic matters. Mr. Thompson’s extensive business and financial experience, including in the broadcasting industry, provides the Board with valued guidance on business and strategic matters and also qualifies him to serve as a financial expert on the Board’s Audit Committee. Mr. Torres’s experience and his role as a distinguished leader in the Latino community provide the Board with valuable expertise in governmental and political affairs and knowledge of the Latino community. Mr. Vasquez’s experience as a certified public accountant qualifies him as a financial expert and he serves on the Board’s Audit Committee. He also provides the Board with valuable leadership experience and general business knowledge.

The Nominating/Corporate Governance Committee will also consider stockholder nominations for director. Nominations for director submitted to this committee by stockholders are evaluated according to the company’s overall needs and the nominee’s knowledge, experience and background. A nominating stockholder must give appropriate notice to the company of the nomination not less than 90 days prior to the first anniversary of the preceding year’s annual meeting. In the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from the anniversary date of the preceding year’s annual meeting, the notice by the stockholder must be delivered not later than the close of business on the later of the 60th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such annual meeting is first made.

The stockholders’ notice shall set forth, as to:

•	each person whom the stockholder proposes to nominate for election as a director:

•	the name, age, business address and residence address of such person,

•	the principal occupation or employment of the person,

•	the class and number of shares of the company’s stock which are beneficially owned by such person, if any, and

•

any other information relating to such person which is required to be disclosed in solicitations for proxies for election of directors pursuant to Regulation 14A under the Exchange Act and the rules thereunder; and

•	the stockholder giving the notice:

•	the name and record address of the stockholder and the class and number of shares of the company’s stock which are beneficially owned by the stockholder,

•

a description of all arrangements or understandings between such stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which nomination(s) are to be made by such stockholder,

•	a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice,

•

any other information relating to such person which is required to be disclosed in solicitations for proxies for election of directors pursuant to Regulation 14A under the Exchange Act and the rules thereunder.

The notice must be accompanied by a written consent of the proposed nominee to be named as a director.

Recommendation of the Board

The Board unanimously recommends that stockholders vote FOR election of each of the nominees identified above.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR

The Audit Committee has appointed the firm of McGladrey & Pullen, LLP to act as our independent auditor for the fiscal year ending December 31, 2011, and such appointment is being submitted to our stockholders for ratification at the 2011 Annual Meeting. McGladrey & Pullen, LLP is considered by our management to be well qualified. If the stockholders do not ratify the appointment of McGladrey & Pullen, LLP, the Audit Committee will reconsider the appointment.

Audit and Other Fees

PricewaterhouseCoopers LLP served as our independent registered public accounting firm from January 1, 2009 through June 26, 2009. Since June 26, 2009, McGladrey & Pullen, LLP has served as our independent registered public accounting firm. The following table summarizes the fees charged by PricewaterhouseCoopers LLP, McGladrey & Pullen, LLP, and its affiliate RSM McGladrey, Inc. for the services rendered to the company and its subsidiaries during their respective terms of engagement in 2009, and the fees charged by McGladrey & Pullen, LLP for the services rendered to the company and its subsidiaries during 2010:

	Amount Billed and Paid
Type of Fee	Fiscal Year 2009	Fiscal Year 2010
Audit (1)	$1,490,000	$949,000
Audit Related (2)	20,000	1,152,000
Tax (3)	239,000	212,000
All Other	—	—
Total	$1,753,000	$2,313,000

(1)	Represents aggregate fees charged by McGladrey & Pullen, LLP and PricewaterhouseCoopers LLP for their respective annual audits, including the audits of internal control over financial reporting, and quarterly reviews. For 2009, fees consist of $833,000 charged by McGladrey & Pullen, LLP and $657,000 charged by PricewaterhouseCoopers LLP. For 2010, fees consist of $660,000 charged by McGladrey & Pullen, LLP and $289,000 charged by PricewaterhouseCoopers LLP.
(2)	Represents aggregate fees charged by McGladrey & Pullen, LLP for assurance and related services that are reasonably related to the performance of the audit and are not reported as audit fees. These services relate to the audit of the company’s employee stock purchase plan. For 2010, also includes $979,000 charged by McGladrey & Pullen, LLP and $154,000 charged by PricewaterhouseCoopers LLP for services related to the offering of our 8.75% senior secured first lien notes due 2017.
(3)	Represents aggregate fees charged by RSM McGladrey, Inc. for professional services for tax compliance and preparation, tax consulting and advice, and tax planning. RSM McGladrey, Inc. continues to provide the company with these professional services.

The Audit Committee determined that McGladrey & Pullen, LLP’s provision of non-audit related services in exchange for fees in the 2010 fiscal year was compatible with maintaining McGladrey & Pullen, LLP’s independence.

Representatives of McGladrey & Pullen, LLP will be present at the 2011 Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders.

Recommendation of the Board

The Board unanimously recommends that stockholders vote FOR the proposal to ratify the appointment of McGladrey & Pullen, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011.

PROPOSAL 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Under Section 14A of the Exchange Act, which was added under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, the company’s stockholders are entitled to vote at the Annual Meeting to approve, on an advisory basis, the compensation of our named executive officers, as disclosed in this proxy statement pursuant to the Securities and Exchange Commission’s compensation disclosure rules. This proposal, commonly known as a “say-on-pay” proposal, gives stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. This vote is advisory, which means that the vote is not binding on the company, the Board or the Compensation Committee. However, we value the concerns of our stockholders, and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

We are asking our stockholders to indicate their support for our named executive officer compensation as described in this proxy statement. Accordingly, we will ask our stockholders to vote “FOR” the following resolution at the 2011 Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the Summary Compensation Table, the other compensation tables and narrative discussion in the Proxy Statement for the Company’s 2011 Annual Meeting of Stockholders.”

Recommendation of the Board

The Board unanimously recommends that stockholders vote FOR the proposal to approve the compensation of the named executive officers, as disclosed in this proxy statement.

PROPOSAL 4

ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES

ON EXECUTIVE COMPENSATION

Section 14A of the Exchange Act also provides for stockholders to vote on whether future advisory votes on executive compensation for our named executive officers should be held every year, every two years or every three years. This proposal, commonly known as a “say-on-frequency” proposal, gives stockholders the opportunity to express their views on our how often future advisory votes should be held regarding named executive officers’ compensation.

After careful consideration, the Board has determined that an advisory vote on executive compensation that occurs once every three years is the most appropriate alternative and the Board recommends that you vote that future advisory votes on executive compensation occur every three years. We believe that an advisory vote on executive compensation that occurs every three years will provide our stockholders with sufficient time to evaluate the effectiveness of our overall compensation philosophy, policies and practices in the context of our long-term business results, while avoiding over-emphasis on short term variations in compensation and business results. We emphasize long-term performance in the design of our executive compensation program, including the multi-year employment agreements we have with our named executive officers and equity incentive grants, because by doing so our compensation structure is more closely aligned with the long-term strategic plan for the company and the interests of our stockholders. We believe that compensation decisions, company performance and potential increases in stockholder value should be evaluated over a long-term horizon, rather than simply on a year-to-year, short-term basis, and accordingly, we believe that a vote that occurs once every three years will allow our stockholders to better evaluate our executive compensation programs.

We also believe that an advisory vote once every three years is an appropriate frequency to provide sufficient time for us to thoughtfully consider the views of our stockholders and implement any appropriate changes to our executive compensation program. An advisory vote once every three years also will permit our stockholders to observe and evaluate the impact of any changes to our executive compensation policies and practices that have occurred since the last advisory vote on executive compensation, including any changes made in response to the outcome of the prior advisory vote on executive compensation. We also point out that since our named executive officers have multi-year employment agreements, only certain aspects of their compensation is set annually.

The proxy card provides stockholders with the opportunity to choose from among four options, holding the vote every one year, two years or three years, or abstaining from voting and, therefore, stockholders will not be voting to approve or disapprove the recommendation of the Board. The Board will consider the frequency that receives the highest number of votes to be the frequency selected by our stockholders, regardless of whether that frequency receives a majority of the votes cast.

This vote is advisory, which means that the vote is not binding on the company or the Board. Because this vote is advisory and not binding in any way, the Board may decide that it is in the best interest of the company and our stockholders to hold an advisory vote on executive compensation more or less frequently than the option selected by our stockholders.

Recommendation of the Board

The Board unanimously recommends that you vote FOR the alternative of once every three years as the preferred frequency for future advisory votes on executive compensation for our named executive officers. Properly submitted proxies will be so voted unless the stockholder specifies otherwise.

MANAGEMENT

The following sets forth the names, positions and ages of our executive officers as of April 12, 2011:

Name	Position	Age
Walter F. Ulloa	Chairman and Chief Executive Officer	62
Philip C. Wilkinson	President, Chief Operating Officer and Director	54
Christopher T. Young	Executive Vice President, Treasurer and Chief Financial Officer	42
Jeffery A. Liberman	President, Radio Division	52

Background

Walter F. Ulloa.    Mr. Ulloa has been our Chairman and Chief Executive Officer since the company’s inception in 1996. See, “Proposal 1—Election of Directors” for additional biographical information on Mr. Ulloa.

Philip C. Wilkinson.    Mr. Wilkinson has been our President and Chief Operating Officer since the company’s inception in 1996. See, “Proposal 1—Election of Directors” for additional biographical information on Mr. Wilkinson.

Christopher T. Young.    Mr. Young has been our Executive Vice President, Treasurer and Chief Financial Officer since May 2008. Mr. Young had previously served as the President of our outdoor advertising division from February 2004 until we sold our outdoor advertising division in May 2008. From January 2000 to February 2004, Mr. Young served as our outdoor advertising division’s Chief Financial Officer. Before joining our company, Mr. Young had worked with the Bank of Montreal, where he was responsible for all of the bank’s corporate finance activity for the broadcasting and outdoor advertising industries. Mr. Young’s prior experience includes tenures at both the Bank of Tokyo in its corporate finance group and Chase Manhattan Bank.

Jeffery A. Liberman.    Mr. Liberman, the President of our radio division since May 2001, has been involved in the management and operation of Spanish-language radio stations since 1974. From 1992 until our acquisition of Latin Communications Group Inc. in April 2000, Mr. Liberman was responsible for operating Latin Communications Group’s 17 radio stations in California, Colorado, New Mexico and Washington D.C.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock as of April 12, 2011 by:

•	each person, or group of affiliated persons, known by us to be the beneficial owner of more than 5% of the outstanding shares of our common stock;

•	each of our directors;

•

our Chief Executive Officer and each of our four other most highly-compensated executive officers serving as such as of December 31, 2010 whose total annual salary and bonus exceeded $100,000, for services rendered in all capacities to the company and our subsidiaries (such individuals are hereafter referred to as the “Named Executive Officers”); and

•	all of our directors and Named Executive Officers as a group.

Name and Address of Beneficial Owner (1)	Class of Shares	Number of Shares of Common Stock Beneficially Owned		Percent (2)
More than 5% Stockholders (3)
Columbia Wanger Asset Management LP (4)	A	4,588,000		5.40%

Directors and Named Executive Officers
Walter F. Ulloa	A	817,026	(5)	*
	B	11,489,365	(6)	13.51%
Philip C. Wilkinson	A	818,615	(7)	*
	B	6,698,265	(8)	7.88%
Christopher T. Young	A	309,847	(9)	*
Jeffery A. Liberman	A	379,580	(10)	*
Paul A. Zevnik	A	266,000	(11)	*
	B	4,000,531	(12)	4.70%
Darryl B. Thompson	A	272,216	(13)	*
Esteban E. Torres	A	267,613	(14)	*
Gilbert R. Vasquez	A	126,000	(15)	*
All directors and Named Executive Officers as a group (10 persons)	A	3,256,897		3.70%
	B	22,188,161		26.09%

*	Represents beneficial ownership of less than 1%.
(1)	Unless otherwise noted, the address for each person is c/o Entravision Communications Corporation, 2425 Olympic Boulevard, Suite 6000 West, Santa Monica, California 90404.
(2)	Percentage ownership is based on 85,047,159 shares of common stock outstanding on April 12, 2011 (assuming conversion of all outstanding shares of Class B common stock and Class U common stock, all of which may be converted into Class A common stock within 60 days). Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to options, warrants and convertible notes currently exercisable or convertible, or exercisable or convertible within 60 days, are deemed outstanding for determining the number of shares beneficially owned and for computing the percentage ownership of the person holding such options, but are not deemed outstanding for computing the percentage ownership of any other person. Except as indicated by the footnote, and subject to community property laws, where applicable, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.
(3)

Does not include Univision Communications Inc., which currently holds all 9,352,729 shares of our Class U common stock. The Class U common stock is non-voting, and therefore Univision does not appear in the table as an owner of voting securities. However, because the Class U common stock is convertible at any time into Class A common stock upon the disposition by Univision of the Class U common stock to a third party that is not an affiliate of Univision, those shares of Class A common stock issuable upon conversion of the Class U common stock are included as issued and outstanding for purposes of computing percentages therein.

(4)	Information regarding this beneficial owner has been obtained solely from a review of the Schedule 13G, including any amendments thereto, filed by such person with the SEC. The address for Columbia Wanger Asset Management LP is 227 West Monroe Street, Suite 3000, Chicago, Illinois 60606.
(5)	Consists of 425 shares held by Ms. Alexandra Seros (Mr. Ulloa’s spouse), as well as 47,851 shares and options to purchase 768,750 shares of Class A common stock held by Mr. Ulloa personally.
(6)	Consists of 889,848 shares held by The Walter F. Ulloa Irrevocable Trust of 1996 and 10,599,517 shares held by the Seros Ulloa Family Trust of 1996.
(7)	Consists of 49,865 shares and options to purchase 768,750 shares held by Mr. Wilkinson personally.
(8)	Consists of 4,987,500 shares held by The 1988 Wilkinson Family Trust, 536,048 shares held by The 1994 Wilkinson Children’s Gift Trust and 1,174,717 shares held by Mr. Wilkinson personally.
(9)	Consists of 26,085 shares and options to purchase 283,762 shares held by Mr. Young personally.
(10)

Consists of 19,580 shares and options to purchase 108,387 shares held by Mr. Liberman personally, and options to purchase 251,613 shares held by the Jeffery and Angela Liberman Revocable Trust Dated February 28, 2007.

(11)

Consists of options to purchase 100,000 shares and 10,000 restricted stock units held by The Zevnik Charitable Foundation and options to purchase 130,000 shares and 26,000 restricted stock units held by Mr. Zevnik personally.

(12)	Consists of 800,666 shares held by The Paul A. Zevnik Irrevocable Trust of 1996, 62,283 shares held by The Zevnik Family L.L.C. and 3,137,582 held by Mr. Zevnik personally.
(13)	Consists of 7,484 shares held by TSG Associates III, LLC, and 36,000 restricted stock units and options to purchase 228,732 shares held by Mr. Thompson personally.
(14)	Consists of 36,000 restricted stock units and options to purchase 231,613 shares held by Mr. Torres personally.
(15)	Consists of 26,000 restricted stock units and options to purchase 100,000 shares held by Mr. Vasquez personally.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers and holders of more than 10% of a registered class of our equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of our Class A common stock and our other equity securities. Directors, executive officers and greater than 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) reports they file. Based solely on our review of the copies of such forms received by us, or written representation from certain reporting persons that no Form 5s were required for those persons, we believe that all reporting requirements under Section 16(a) for the 2010 fiscal year were met in a timely manner by our directors, executive officers and greater than 10% beneficial owners except that Messrs. Ulloa, Wilkinson, Young and Liberman were late in reporting a grant of restricted stock units they received in December 2010. All such reports have been filed as of the date of this proxy statement.

REPORT OF COMPENSATION COMMITTEE

The Compensation Committee has furnished the following Report of the Compensation Committee for the 2010 fiscal year. This Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any of our other filings under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except to the extent that we specifically incorporate this report by reference therein.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis provided below (the “CD&A”) with management. In reliance on the reviews and discussions referred to above, the Compensation Committee has recommended to the Board, and the Board has approved, that the CD&A be included in this proxy statement for filing with the SEC.

By the Compensation Committee of the Board of Directors:

Darryl B. Thompson, Chair

Paul A. Zevnik

COMPENSATION DISCUSSION AND ANALYSIS

Administration of Compensation Program

The Compensation Committee of the Board of Directors (the “Committee”) has overall responsibility for evaluating and approving our executive compensation program. The Committee has the authority to review and determine the salaries and bonuses of our executive officers, including the Chief Executive Officer and the other Named Executive Officers, and to establish the general compensation policies for such individuals. The Committee also has the authority to administer and make discretionary equity incentive grants to all of our employees under our 2004 Equity Incentive Plan (the “2004 Plan”), and previously had such authority under our 2000 Omnibus Equity Incentive Plan (the “2000 Plan”). Typically, our Chief Executive Officer makes compensation recommendations to the Committee with respect to our executive officers, and the Committee may accept or adjust such recommendations in its discretion.

The Committee operates under a written charter. The duties and responsibilities of a member of the Committee are in addition to his or her duties as a member of the Board. The charter reflects these various responsibilities, and the Committee is charged with periodically reviewing the charter. The Committee’s membership is determined by the Board and is composed entirely of independent directors. In addition, the Committee has the authority to engage the services of outside advisors, experts and others, including independent compensation consultants to assist the Committee. The Committee has engaged Frederic W. Cook & Co., Inc. (“Frederic Cook”) as the Committee’s outside compensation consultant to provide advice directly to the

Committee and company management in continuing to evaluate and develop our compensation policies and practices. The role of Frederic Cook is to provide independent advice and expertise in executive compensation policies and practices. During 2010, the Committee held two meetings and acted by unanimous written consent three times. The Board did not modify any action or recommendation made by the Committee with respect to executive compensation for the 2010 fiscal year.

Objectives and Philosophy

The Committee believes that our executive compensation policies and practices are designed to attract and retain qualified executives, motivate and reward them for their performance as individuals and as a management team, and further align the interests of our executives with the interests of our stockholders. We are engaged in a very competitive industry, and our success depends upon our ability to attract and retain qualified executives through competitive compensation packages offered to such individuals. In addition, the Committee believes in rewarding executives’ performance in obtaining key operating objectives, which, among other things, includes earnings growth, in light of general economic conditions as well as specific company, industry and competitive conditions. The Committee also believes that our equity incentive compensation policies and practices should reward executives upon their continued employment with the company and the long-term price of our stock.

Our policy for allocating between long-term and current compensation is to ensure that we provide adequate base salary, bonus and equity incentive compensation to attract, retain and reward qualified executives for their services, while providing long-term incentives to reward retention and to maximize long-term value for the company and our stockholders. Our policy is to provide cash compensation in the form of base salary and bonuses to meet competitive salary requirements and, with respect to bonuses, to reward performance. We provide non-cash equity incentive compensation to meet competitive equity compensation needs, promote retention, reward performance and further align the interest of our executives with the company’s stockholders. The Committee typically evaluates total compensation and makes specific equity incentive compensation grants to Named Executive Officers in connection with services provided to us in their capacity as an employee and executive officer. The Committee believes that executives should be compensated for the services that they perform without regard to existing equity holdings and typically it does not take into account existing equity holdings of any Named Executive Officer. The Committee believes that its overall policies are competitive within our industry and in general, and are appropriate to fulfill our broad objectives with respect to executive compensation.

The Committee does not rely solely on predetermined formulas or a limited set of criteria when it evaluates the performance of our executive officers. In 2010, the Committee considered management’s achievement of our short- and long-term goals in light of general economic conditions as well as specific company, industry and competitive conditions. The principal factors that the Committee took into account in evaluating each executive officer’s compensation package for the 2010 fiscal year are described below. However, the Committee has the discretion to apply entirely different factors, such as different measures of financial performance, for future years. Moreover, all of our Named Executive Officers have entered into employment agreements with the company and many components of each such person’s compensation, including both base salary and at least some portion of bonus, are set by such agreements and not subject to modification during their respective terms.

We generally use substantially the same form of executive employment agreement for each of our executive officers, other than Messrs. Ulloa and Wilkinson, to ensure that key elements of compensation and terms of employment for each of our executive officers are materially consistent. We generally enter into employment agreements with our executive officers for a term of between three and five years, which provides us with stability in the employment of our executive officers, as well as both a meaningful period of time and flexibility to evaluate the performance of the executive at the end of each such term.

Typically, our Chief Executive Officer makes compensation recommendations to the Committee with respect to our executive officers, and the Committee may accept or adjust such recommendations in its discretion. Messrs. Ulloa and Wilkinson are founders, members of the Board and significant stockholders of the company, in addition to serving as our Chairman and Chief Executive Officer, in the case of Mr. Ulloa, and President and Chief Operating Officer, in the case of Mr. Wilkinson. We entered into the current executive employment agreements with each of Messrs. Ulloa and Wilkinson in August 2005 on substantially identical terms, and prior to negotiating and entering into each such employment agreement, the Committee evaluated various criteria, including our performance and relative stockholder return, the total compensation and mix of compensation paid to chief executive officers, presidents, chief operating officers and other executive officers at comparable companies, and compensation paid to each of Messrs. Ulloa and Wilkinson in past years. The Committee consulted with Frederic Cook in evaluating these factors, and consulted with outside legal counsel in negotiating and drafting each employment agreement. Following the completion of the Committee’s evaluation and negotiation, the Board reviewed and approved the employment agreements for each of Messrs. Ulloa and Wilkinson, as recommended by the Committee.

The executive employment agreements with each of Messrs. Ulloa and Wilkinson expired on their terms as of December 31, 2010. As part of its review and negotiation of new employment agreements with each of Messrs. Ulloa and Wilkinson, the Committee has evaluated various criteria, including our performance and relative stockholder return, the terms of the prior employment agreements with Messrs. Ulloa and Wilkinson, the terms of executive employment agreements for executive officers at other companies within our industry and in general, and compensation paid to each of Messrs. Ulloa and Wilkinson in past years. The Committee consulted with Frederic Cook in evaluating the compensation and terms of the employment agreements for Messrs. Ulloa and Wilkinson, and has consulted with outside legal counsel in negotiating and drafting each new employment agreement. The Committee has completed its review and negotiation of new employment agreements for each of Messrs. Ulloa and Wilkinson, and the Committee has recommended that the Board review and approve new employment agreements for each of Messrs. Ulloa and Wilkinson. We currently anticipate that new employment agreements for each of Messrs. Ulloa and Wilkinson will be considered by the Board at a future meeting of the Board.

Our total compensation program for our executive officers consists of the following key elements of compensation:

•	Base salary

•	Bonus

•	Equity incentive compensation

•	Certain additional benefits and perquisites

Base Salary

It is our goal to provide a base salary for our executive officers that is sufficiently high to attract and retain a strong management team and reflects the individual executive’s responsibilities, value to us, experience and past performance. Base salaries for each of our executive officers are established pursuant to the terms of their respective employment agreements. Our standard executive employment agreement provides that an executive officer’s base annual salary may be increased, in the discretion of the Committee, on the anniversary of the effective date of each such employment agreement. Our standard executive employment agreement also does not permit a material reduction to be made to an executive’s then-current base annual salary, unless such reduction is applicable generally to similarly-situated senior executives of the company. This provision is included to provide each executive with security with respect to their salary for competitive reasons, while providing us with flexibility in the event that the performance of the company, or the performance of our executive officers as a whole, warrants the reduction in base salary of all executive officers.

Effective August 2005, we entered into the current five-year employment agreement with Mr. Ulloa pursuant to which he serves as our Chairman and Chief Executive Officer. Effective the same time, we also entered into the current five-year employment agreement with Mr. Wilkinson pursuant to which he serves as our

President and Chief Operating Officer. The agreements, which are substantially similar, provide for an initial base salary of $800,000 per year for each of Messrs. Ulloa and Wilkinson and further provide that the initial base salary shall be reviewed annually as of each of the first five anniversaries of the effective date and, in the discretion of the Committee, the base salary may be increased. In reviewing increases in the base salary, each agreement provides that the Committee shall consider factors including, but not limited to, the market for executives with skills and experience similar to those of each of Messrs. Ulloa and Wilkinson, performance considerations, and the nature and extent of salary increases given to other employees of the company during the prior year. Utilizing these criteria, the Committee last increased the base salary for each of Messrs. Ulloa and Wilkinson to $876,000 in July 2008, and this amount was subsequently reduced at the request of Messrs. Ulloa and Wilkinson as a result of cost-saving measures undertaken by the company that are described in more detail below. As described above, the executive employment agreements with each of Messrs. Ulloa and Wilkinson expired on their terms as of December 31, 2010. The Committee has completed its review and negotiation of new employment agreements for each of Messrs. Ulloa and Wilkinson. Following its review, the Committee has recommended that the Board review and approve new employment agreements for each of Messrs. Ulloa and Wilkinson. We currently anticipate that new employment agreements for each of Messrs. Ulloa and Wilkinson will be considered by the Board at a future meeting of the Board.

We entered into a three-year employment agreement with Mr. Young effective May 2008, pursuant to which he serves as our Executive Vice President, Chief Financial Officer and Treasurer until May 11, 2011. This employment agreement with Mr. Young provides for an initial base salary of $350,000 per year, which may be increased on the first and second anniversaries of the effective date of the agreement, in the discretion of the Committee as it may consider from time to time. This amount was subsequently reduced as a result of cost-saving measures undertaken by the company that are described in more detail below. The Committee has commenced consideration of a new employment agreement for Mr. Young.

In January 2010, we entered into a new three-year employment agreement with Mr. Liberman pursuant to which he will continue to serve as the President of our radio division. This new employment agreement replaced Mr. Liberman’s prior employment agreement that expired in January 2010. The new employment agreement with Mr. Liberman provides for an initial base salary of $344,312 per year, which may be increased on the first and second anniversaries of the effective date of the agreement, in the discretion of the Committee as it may consider from time to time. This amount was subsequently reduced as a result of cost-saving measures undertaken by the company that are described in more detail below. The Committee relied substantially upon management to negotiate the material terms of the new employment agreement with Mr. Liberman. The Committee also considered factors including Mr. Liberman’s experience and prior performance as the President of our radio division and the compensation required to retain Mr. Liberman to remain employed with the company, as well as the significant cost-saving measures implemented by the company in 2008 and 2009 in response to the financial and economic crisis further described below. In light of these cost-saving measures, and despite Mr. Liberman’s experience and individual performance, Mr. Liberman’s initial base salary for 2010 under the new employment agreement was the same base salary that Mr. Liberman was receiving under his prior employment agreement following the salary reduction that was part of our cost-saving measures.

In 2008 and 2009, we experienced a significant decrease in revenue compared to 2007, primarily as a result of the global financial crisis and recession that affected the economy as a whole, the advertising market, our industry and the company. In response to the global financial crisis and recession, during 2008 and 2009 we implemented significant cost-saving measures across the company, including reductions in personnel, employee base salaries, management bonuses, employee benefits and general corporate expenses. As part of these cost-saving measures, in April 2009 the company reduced annual base salaries of all employees based on a sliding scale determined by each employee’s then-current compensation level, including the annual base salaries of the company’s Named Executive Officers. The salary reductions and annual base salaries of our Named Executive Officers for 2009 and 2010 are as follows: (i) Mr. Ulloa, a 15% reduction from $876,000 to $744,600; (ii) Mr. Wilkinson, a 15% reduction from $876,000 to $744,600; (iii) Mr. Young, a 12.5% reduction from $350,000 to $306,250; and (iv) Mr. Liberman, a 12.5% reduction from $393,500 to $344,312.

In January 2011, in light of actions taken by the company to weather the difficult economic environment and other factors, we reinstated a portion of the compensation reduction that was taken by our employees in April 2009. This reinstatement applied to substantially all employees across the company who were employed with us and received a compensation reduction in April 2009, including our Named Executive Officers, and consisted of an increase of 3% of base compensation. Following this partial reinstatement of the salary reduction, the annual base salaries of our Named Executive Officers effective as of January 2011 are as follows: (i) Mr. Ulloa, $767,000; (ii) Mr. Wilkinson, $767,000; (iii) Mr. Young, $315,300; and (iv) Mr. Liberman, $354,300.

Bonus

Similarly as discussed above with respect to base salary, the Committee believes that we should provide cash bonus compensation to our executive officers that is sufficiently high to attract and retain a strong management team and reflects the individual executive’s responsibilities and service to the company, value to the company, experience and past performance. Bonuses granted to our executive officers are also established, in part, pursuant to the terms of their respective employment agreements.

Pursuant to the employment agreement for each of Messrs. Ulloa and Wilkinson, each of Messrs. Ulloa and Wilkinson is eligible to receive a cash bonus equal to the sum of:

(i) between 50% and 75% of his then-current base salary if our “consolidated adjusted EBITDA” increases between 10% and 14% over the previous year, with the bonus being prorated for increases between 10% and 14% (our “consolidated adjusted EBITDA” is defined as our net income (loss) plus (gain) loss on sale of assets, depreciation and amortization, non-cash impairment loss, non-cash stock-based compensation included in operating and corporate expenses, non-cash corporate expense, net interest expense, income tax expense (benefit), equity in net income (loss) of nonconsolidated affiliate and syndication programming amortization less syndication programming payments); and

(ii) up to an additional 25% of his then-current base salary in the discretion of the Committee, taking into account achievement of operating and financial performance goals and the increase in stockholder value (or such lesser amount as Mr. Ulloa or Mr. Wilkinson may request).

The Committee typically considers bonuses for Messrs. Ulloa and Wilkinson following the completion of the audit of our financial statements by our independent accountants. Bonus eligibility for each of Messrs. Ulloa and Wilkinson for each calendar year ending after December 31, 2010 will be subject to the terms of any new employment agreement entered into by the company with each of Messrs. Ulloa and Wilkinson.

With respect to the performance component of the bonus for Messrs. Ulloa and Wilkinson under their respective employment agreements, based on our consolidated adjusted EBITDA growth rate for the year ended December 31, 2010, each of Messrs. Ulloa and Wilkinson were entitled to receive a bonus equal to 56% of their base salary, or $417,000. Prior to the Committee’s consideration of their bonuses, each of Messrs. Ulloa and Wilkinson requested that, in light of cost-saving measures taken by the company, the Committee not grant the full amount of the performance component of the bonus provided under each of their agreements.

With respect to the discretionary component of the bonus for each of Messrs. Ulloa and Wilkinson under their respective employment agreements, the Committee principally considered: (i) the general economic and specific industry conditions during 2010; (ii) the company’s performance in light of such conditions; (iii) each of Mr. Ulloa and Mr. Wilkinson’s individual personal performances and efforts on behalf of the company during 2010; (iv) bonuses granted to our other executive officers for 2010; and (vi) the aggregate bonuses received by Messrs. Ulloa and Wilkinson in prior years, including the fact that Messrs. Ulloa and Wilkinson had requested that the Committee refrain from granting any bonus to them for the past two years. In addition, the Committee also considered that, as described above, each of Messrs. Ulloa and Wilkinson had requested that the Committee refrain from granting the full amount of the performance component of the bonus which they were entitled to receive under each of their employment agreements based on our consolidated adjusted EBITDA growth rate for the year ended December 31, 2010.

Following its review, the Committee approved an aggregate bonus, including both performance and discretionary components, to each of Messrs. Ulloa and Wilkinson in the amount of $150,000.

Bonuses for executive officers other than Messrs. Ulloa and Wilkinson are recommended by the Chief Executive Officer and reviewed and approved by the Committee, in its sole discretion. Under the employment agreements for each of Messrs. Young and Liberman, each of these executive officers is eligible to receive an annual bonus, in the discretion of the Committee, of up to 50% of his then-applicable base salary.

In January 2010, the Committee approved a bonus in the amount of $50,000 to Mr. Liberman for calendar year 2009 in connection with the execution of the new employment agreement with Mr. Liberman described further above. Factors considered by our Chief Executive Officer in recommending, and by the Committee in reviewing and approving, this bonus included: (i) the performance of Mr. Liberman during the term of his previous three-year employment agreement, (ii) Mr. Liberman’s experience and the responsibilities to be performed by Mr. Liberman under his new employment agreement, and (iii) competitive considerations, including retention of Mr. Liberman and providing an incentive to Mr. Liberman to enter into a three-year employment agreement. The Committee relied substantially upon management’s recommendation with respect to the amount of this bonus and did not engage in specific benchmarking.

In February 2011, the Committee approved a discretionary bonus to Mr. Liberman for calendar year 2010 in the amount of $140,000. Factors considered by the Chief Executive Officer in recommending, and by the Committee in reviewing and approving, bonus compensation for Mr. Liberman for the calendar year 2010 included: (i) the terms of Mr. Liberman’s executive employment agreement, (ii) the company’s performance in light of general economic and specific industry conditions during 2010; (iii) the individual performance of Mr. Liberman and the performance of Mr. Liberman’s business segment during 2010; (iv) bonuses received by Mr. Liberman in prior years; (v) general competitive considerations, including retention; and (vi) bonuses awarded to other company employees and executive officers. The Committee relied substantially upon management’s recommendation with respect to the amount of this bonus and did not engage in specific benchmarking.

In July 2010, the Committee approved a discretionary bonus to Mr. Young in the amount of $125,000. Factors considered by the Chief Executive Officer in recommending, and by the Committee in reviewing and approving, this bonus included: (i) the performance of Mr. Young in connection with the completion of our issuance and sale of $400,000,000 aggregate principal amount of senior secured first lien notes and entry into a new revolving credit facility related to the refinancing of our bank credit facility in July 2010; (ii) the performance of Mr. Young’s department in connection with such transaction and generally during 2010; and (iii) competitive considerations, including retention of Mr. Young. The Committee relied substantially upon our Chief Executive Officer’s recommendation with respect to the amount of this bonus and did not engage in specific benchmarking.

Equity Incentive Compensation

The Committee believes in linking long-term incentives to stock ownership. The Committee believes that the incentive of future stock ownership encourages employees to remain employed by the company and motivate them to use their best efforts at all times. In addition, the Committee believes that equity incentive compensation further enhances the alignment of the interests of our executive officers and employees with those of our stockholders. In May 2004, our stockholders adopted the 2004 Plan, which replaced the 2000 Plan, and the 2004 Plan is our primary vehicle for offering equity incentive compensation to our directors, executive officers and other employees. The 2004 Plan is administered by the Committee, which determines the type and amount of grants, vesting requirements and other features and conditions of equity incentive compensation awards, including whether to waive performance conditions or other vesting requirements of any award or to reduce or increase the size of any award. Each of our Named Executive Officers is eligible to receive grants of stock options, restricted stock or other equity incentive grants under the 2004 Plan, or any successor plan. We typically grant equity incentive awards to our executive officers and other key employees on an annual basis. We do not have specific stock ownership guidelines applicable to our executive officers.

We do not use any pre-determined formula in determining the amount of equity incentive grants that are granted to executive officers. We base the amount of equity incentive grants on such considerations as the level of experience and individual performance of such executive officer, the number of stock options or restricted stock units previously received by such executive officer, and general competitive considerations, including retention of each executive officer. The Committee relies substantially on management, including our Chief Executive Officer, to make specific recommendations regarding which individuals, including our Named Executive Officers, should receive equity incentive grants and the amounts of such grants, in recognition of the fact that management is in the best position to evaluate which individuals are most likely to be motivated by such incentive compensation, and are most valuable to our performance and entitled to be rewarded, by such incentive compensation. The Committee believes that executives should be compensated for the services that they perform without regard to existing equity holdings, and typically does not take into account existing equity holdings of any Named Executive Officer.

As part of the Committee’s ongoing review and evaluation of equity incentive compensation, during 2010 the Committee reviewed our objectives regarding equity incentive compensation and the effectiveness of various forms of equity incentive grants with respect to these objectives. The Committee consulted with Frederic Cook, who prepared a report for the Committee’s review that compared our equity incentive compensation practices against a peer group of comparably-sized media/content companies and advised the Committee on various aspects of equity compensation policies and practices, including, among other things, types of equity incentive grants, appropriate vesting criteria and the equity incentive compensation policies and practices of other companies in our industry and generally. The Committee also sought the input of management with respect to the appropriate pool of employees who should receive equity incentive grants, appropriate vesting criteria and the regulatory, tax and accounting effects of various forms of equity incentive grants. The Committee considered factors including, among other things: (i) the Committee’s goals with respect to equity incentive compensation; (ii) the effects on the company of the global financial crisis and recession experienced during 2008 and 2009; (iii) the efforts of the company’s executive officers and employees in light of these economic conditions; (iv) the significant reduction in cash compensation paid to our executive officers and employees as a result of cost-saving measures implemented by the company, including reductions in base salary and bonuses in April 2009; (v) various types of equity incentive awards; (vi) the regulatory, tax and accounting treatment of various types of equity incentive awards, including the effects of SFAS No. 123R issued by the Financial Accounting Standards Board; (vii) various forms of vesting components, including time-based vesting and performance-based vesting; and (viii) the appropriate length and frequency of time-based vesting components. Following its review, the Committee determined that restricted stock units were an effective means of meeting our equity incentive compensation objectives for the 2010 calendar year.

In December 2010, the Committee granted an aggregate of 875,000 restricted stock units to our executive officers and other key employees, with 160,000, or 18.3%, of such amount being granted to the Named Executive Officers. The restricted stock units were awarded under the 2004 Plan, and each restricted stock unit entitles the recipient to receive one share of our Class A common stock for each restricted stock unit held by the recipient when the applicable vesting requirements are satisfied. These restricted stock units vest as follows: (i) 33.3% on January 1, 2011, provided the recipient is employed by us on such date; (ii) 33.3% on January 1, 2012, provided the recipient is employed by us on such date; and (iii) 33.4% on January 1, 2013, provided the recipient is employed by us on such date.

Benefits and Perquisites

With limited exceptions, the benefits and perquisites provided to our executive officers, including our Named Executive Officers, are generally available to all of our employees. Exceptions include a monthly automobile allowance provided to certain executives, including Messrs. Ulloa, Wilkinson and Liberman. In addition, we provide, without cost to employees, a travel accident insurance policy that provides a travel accident benefit to all employees, with a greater accident benefit for executives than for non-executives. We also generally pay a portion of the health insurance premiums for our employees, and for certain executive officers, including our Named Executive Officers, we pay a greater amount or all of the health insurance premiums than the amount that we pay for employees in general.

Change in Control

Pursuant to our standard executive employment agreement, following a change in control of the company, if the executive officer is not offered continued employment in a substantially similar capacity as such officer has then been performing under his employment agreement, or is required to move his residence outside of the metropolitan area provided in his then-current employment agreement, the executive officer will be entitled to receive all accrued salary and benefits through the date of termination, any discretionary bonus that has been approved by the Committee and a severance payment equal to one year of his then-current base salary.

The employment agreements for each of our Named Executive Officers provide for this type of severance compensation, except as described as follows with respect to Messrs. Ulloa and Wilkinson. If, following a change in control of the company, the employment of either Mr. Ulloa or Mr. Wilkinson is terminated by us without cause, or is terminated by them for good reason (as each such term is defined in each such employment agreement), he would be entitled to receive: (i) all accrued salary and bonuses through the date of termination; (ii) a lump sum severance payment in an amount equal to the sum of (x) three times his then-current base salary, plus (y) three times his average annual bonus for the three years preceding such termination; and (iii) continuation of all benefit coverage for a period of two years after such termination. In addition, upon any termination described above, all stock options then held by each of Messrs. Ulloa and Wilkinson would immediately vest and all restrictions applicable to any unvested stock options and any other equity incentives previously awarded would lapse.

Director Compensation

For directors who are also officers or employees of the company, we do not provide additional compensation and such individuals are compensated only for their service as an officer or employee of the company, as the Committee believes that employee directors are adequately compensated for all of their responsibilities, including service as a director, through their compensation as employees.

Our directors who are not officers or employees of the company are compensated for their services as follows: (i) an annual grant under our then-current equity incentive plan, in an amount and with the terms and conditions as may be provided from time to time in our then-current equity incentive plan, or as may otherwise be determined by the Board; (ii) $24,000 per year; (iii) $1,250 for attendance at a Board meeting in person ($500 if telephonically); and (iv) $1,000 for attendance at a committee meeting in person ($500 if telephonically and an additional $250 if serving as the chairperson of the committee). However, Board committees may waive the meeting fees to which their members would otherwise be entitled, upon the unanimous approval of all members of the relevant committee. The Board, upon the recommendation of the Committee, adopted this director compensation policy on July 13, 2006.

As part of the Committee’s ongoing review of director equity incentive compensation during 2010, the Committee consulted with Frederic Cook, which advised the Committee on various aspects of director equity compensation policies and practices, and the Committee considered factors that included, among other things, types of equity incentive grants, appropriate amounts and vesting criteria for such equity incentive grants, past equity incentive grants made to our directors and the director equity incentive compensation policies and practices of our company and other companies in our industry and generally. The Committee also sought the input of our Chairman of the Board and Chief Executive Officer, who, as an officer of the company, was not entitled to receive any compensation for his services as a director, with respect to the implementation of director equity incentive compensation and the regulatory, tax and accounting effects of various forms of equity incentive grants. Following its review, the Committee determined that stock options were an effective means of meeting our director equity incentive compensation objectives.

In May 2010, the Committee recommended to the Board that each non-employee director receive a grant of 50,000 stock options, vesting on May 1 of the following year, if such director is serving as a director as of such date. At a meeting of the Board on May 27, 2010, the Board approved a grant of stock options on these terms to each non-employee director. It is currently the Committee’s intention to continue the practice of granting annual awards to our non-employee directors each year at the Board meeting on or around the date of our annual meeting of stockholders.

Tax Accounting and Treatment

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code disallows a tax deduction to publicly-held companies for compensation paid to certain of their executive officers, to the extent that compensation exceeds $1 million per covered officer in any fiscal year. The limitation applies only to compensation which is not considered to be performance based. Non-performance based compensation paid to our executive officers for the 2010 fiscal year did not exceed the $1 million limit per officer, and the Committee does not currently anticipate that the non-performance based compensation to be paid to our executive officers for the 2011 fiscal year will exceed that limit. Because of that, the Committee has decided at this time not to take any action to limit or restructure the elements of cash compensation payable to our executive officers. The Committee will reconsider this decision should the individual cash non-performance based compensation of any executive officer ever approach the $1 million level.

Accounting for Stock-Based Compensation

Beginning January 1, 2006, we began accounting for stock-based payments, including awards granted under the 2004 Plan, in accordance with the requirements of SFAS No. 123R. For additional information regarding SFAS No. 123R, please refer to Note 2 “Summary of Significant Accounting Policies” in the Notes to Consolidated Financial Statements included in the 10-K.

Summary Compensation Table for Fiscal Year 2010, 2009 and 2008

Name and Principal Position	Year	Salary ($)		Bonus ($) (1)		Stock Awards ($) (2)		Option Awards ($) (2)		Non-Equity Incentive Plan Compensation ($)		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)		All Other Compensation ($)			Total ($)
Walter F. Ulloa,	2010		$744,600		$150,000		$100,000		$—		$—		$—		$27,230	(3)		$1,021,830
Chief Executive Officer	2009 2008	$ $	777,450 860,833	$ $	— —	$ $	— 196,160	$ $	140,800 —	$ $	— —	$ $	— —	$ $	26,500 23,346	(3) (3)	$ $	944,750 1,080,340

Philip C. Wilkinson,	2010		$744,600		$150,000		$100,000		$—		$—		$—		$27,230	(4)		$1,021,830
Chief Operating Officer	2009 2008	$ $	777,450 860,833	$ $	— —	$ $	— 196,160	$ $	140,800 —	$ $	— —	$ $	— —	$ $	26,500 23,346	(4) (4)	$ $	944,750 1,080,339

Christopher T. Young,	2010		$306,250		$125,000		$100,000		$—		$—		$—		$—	(6)		$531,250
Chief Financial Officer (5)	2009 2008	$ $	317,188 295,625	$ $	— —	$ $	— 98,080	$ $	140,800 —	$ $	— —	$ $	— —	$ $	— 20,385	(6) (6)	$ $	457,988 414,090

Jeffrey A. Liberman,	2010		$344,312		$190,000		$100,000		$—		$—		$—		$18,830	(7)		$653,142
President Radio Division	2009 2008	$ $	356,609 383,500	$ $	— —	$ $	— 122,600	$ $	140,800 —	$ $	— —	$ $	— —	$ $	18,100 14,696	(7) (7)	$ $	515,509 520,796

John F. DeLorenzo,	2010		$—		$—		$—		$—		$—		$—		$—	(9)		$—
Chief Financial Officer (8)	2009 2008	$ $	— 156,243	$ $	— 27,106	$ $	— —	$ $	— —	$ $	— —	$ $	— —	$ $	— 126,897	(9) (9)	$ $	— 310,246

(1)	Bonus amounts awarded to each Named Executive Officer were based on the satisfaction of factors set forth in their respective employment agreements, as described in "Compensation Discussion and Analysis."
(2)	For a discussion of the assumptions used in the valuation of awards (estimated forfeitures are not considered for purposes of these computations and the full fair value is recognized in the year of grant), see Note 11 "Equity Incentive Plans" in the Notes to the Consolidated Financial Statements included in our Annual Report on Form 10-K, as filed with the Securities and Exchange Commission on March 14, 2011.
(3)	For 2010, includes $18,000 as an automobile allowance and $9,230 for medical insurance premiums. For 2009, includes $18,000 as an automobile allowance and $8,500 for medical insurance premiums. For 2008, includes $18,000 as an automobile allowance; $5,096 for medical insurance premiums; and a company matching contribution under our 401(k) plan.
(4)	For 2010, includes $18,000 as an automobile allowance and $9,230 for medical insurance premiums. For 2009, includes $18,000 as an automobile allowance and $8,500 for medical insurance premiums. For 2008, includes $18,000 as an automobile allowance; $5,096 for medical insurance premiums; and a company matching contribution under our 401(k) plan.
(5)	Mr. Young served as the president of our outdoor advertising division through May 12, 2008 when it was sold. Mr. Young has served as our Chief Financial Officer since May 12, 2008.
(6)	For 2008, includes $20,135 in expenses related to Mr. Young's relocation from our outdoor advertising division's office in New York to our corporate headquarters in California; and a company matching contribution under our 401(k) plan.

(7)	For 2010, includes $9,600 as an automobile allowance and $9,230 for medical insurance premiums. For 2009, includes $9,600 as an automobile allowance and $8,500 for medical insurance premiums. For 2008, includes $9,600 as an automobile allowance and $5,096 for medical insurance premiums.
(8)	Mr. DeLorenzo served as our Chief Financial Officer through May 12, 2008.
(9)	For 2008, includes $2,700 as an automobile allowance; $5,096 for medical insurance premiums; travel and life insurance premiums; a company matching contribution under our 401(k) program; and $108,425 in consulting fees and $37,532 in accrued vacation following Mr. DeLorenzo's resignation. For a discussion of the terms of the Separation and Transition Agreement that we entered into with Mr. DeLorenzo, see Compensation Discussion and Analysis; Objectives and Philosophy; Base Salary.

Grants of Plan-Based Awards During 2010

Name	Grant Date	Number of Non- Equity Incentive Plan Units Granted (#)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($ / Sh)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Walter F. Ulloa	12/23/10	—	$—	$—	$—	40,000	40,000	40,000	—	—	$2.50
Philip C. Wilkinson	12/23/10	—	$—	$—	$—	40,000	40,000	40,000	—	—	$2.50
Christopher T. Young	12/23/10	—	$—	$—	$—	40,000	40,000	40,000	—	—	$2.50
Jeffrey A. Liberman	12/23/10	—	$—	$—	$—	40,000	40,000	40,000	—	—	$2.50
John F. Delorenzo	N/A	—	$—	$—	$—	—	—	—	—	—	$—

(1)	Represents restricted stock unit awards which vest as follows: (i) 33.3% on January 1, 2011, provided the recipient is employed by the company on such date; (ii) 33.3% on January 1, 2012, provided the recipient is employed by the company on such date; and (iii) 33.4% on January 1, 2013, provided the recipient is employed by the company on such date.

Employment Agreements

Agreement with Walter F. Ulloa.    Effective August 2005, we entered into a five-year employment agreement with Mr. Ulloa pursuant to which he serves as our Chairman and Chief Executive Officer. The agreement provides for an initial base salary of $800,000 per year. Mr. Ulloa’s salary shall be reviewed annually by the Compensation Committee and, in that committee’s discretion, the base salary may be increased for subsequent years of the term of the agreement. Following the reduction in base salary implemented by the company in 2009 and the partial reinstatement of the salary reduction implemented by the company in 2010 described above, Mr. Ulloa’s annual base salary is currently $744,600.

Mr. Ulloa is eligible to receive an annual bonus equal to the sum of: (i) between 50% and 75% of his then-current base salary if our consolidated adjusted EBITDA increases between 10% and 14% over the previous year, with the bonus being prorated for increases between 10% and 14%; and (ii) up to an additional 25% of his then-current base salary, in the discretion of the Compensation Committee (or such lesser amount as Mr. Ulloa may request). Mr. Ulloa is also eligible to receive grants of stock options, restricted stock and other grants under the company’s 2004 Equity Incentive Plan, or any successor plan thereto.

If Mr. Ulloa’s employment is terminated by us without cause, Mr. Ulloa will be entitled to receive: (i) all accrued salary and bonuses through the date of termination; (ii) a lump sum severance payment in an amount equal to the sum of (x) two times his then-current base salary, plus (y) two times his average annual bonus for the three years preceding such termination; and (iii) continuation of all benefit coverage for a period of two years after such termination. If, following a change of control of the company, Mr. Ulloa’s employment is terminated by us without cause or by Mr. Ulloa for good reason, as specified in the agreement, Mr. Ulloa shall be entitled to receive the amounts specified in the first sentence of this paragraph; provided, however, that in lieu of the amount specified in clause (ii) of such sentence, Mr. Ulloa shall be entitled to receive a lump sum severance payment in an amount equal to the sum of (x) three times his then-current base salary, plus (y) three times his average annual bonus for the three years preceding such termination. In addition, upon any termination described above, all stock options then held by Mr. Ulloa shall immediately vest and all restrictions applicable to any unvested stock options and any other equity incentives awarded to Mr. Ulloa shall lapse.

The current employment agreement with Mr. Ulloa expired in accordance with its terms on December 31, 2010 and has been continued on a month-to-month basis since such date. We currently anticipate that a new employment agreement will be considered by the Board at a future meeting of the Board in May 2011.

Agreement with Philip C. Wilkinson.    Effective August 2005, we entered into a five-year employment agreement with Mr. Wilkinson pursuant to which he serves as our President and Chief Operating Officer. The agreement provides for an initial base salary of $800,000 per year. Mr. Wilkinson’s salary shall be reviewed annually by the Compensation Committee and, in that committee’s discretion, the base salary may be increased for subsequent years of the term of the agreement. Following the reduction in base salary implemented by the company in 2009 and the partial reinstatement of the salary reduction implemented by the company in 2010 described above, Mr. Wilkinson’s annual base salary is currently $744,600.

Mr. Wilkinson is eligible to receive an annual bonus equal to the sum of: (i) between 50% and 75% of his then-current base salary if our consolidated adjusted EBITDA increases between 10% and 14% over the previous year, with the bonus being prorated for increases between 10% and 14%; and (ii) up to an additional 25% of his then-current base salary, in the discretion of the Compensation Committee (or such lesser amount as Mr. Wilkinson may request). Mr. Wilkinson is also eligible to receive grants of stock options, restricted stock and other grants under the company’s 2004 Equity Incentive Plan, or any successor plan thereto.

If Mr. Wilkinson’s employment is terminated by us without cause, Mr. Wilkinson will be entitled to receive: (i) all accrued salary and bonuses through the date of termination; (ii) a lump sum severance payment in an amount equal to the sum of (x) two times his then-current base salary, plus (y) two times his average annual bonus for the three years preceding such termination; and (iii) continuation of all benefit coverage for a period of two years after such termination. If, following a change of control of the company, Mr. Wilkinson’s employment is terminated by us without cause or by Mr. Wilkinson for good reason, as specified in the agreement, Mr. Wilkinson shall be entitled to receive the amounts specified in the first sentence of this paragraph; provided, however, that in lieu of the amount specified in clause (ii) of such sentence, Mr. Wilkinson shall be entitled to receive a lump sum severance payment in an amount equal to the sum of (x) three times his then-current base salary, plus (y) three times his average annual bonus for the three years preceding such termination. In addition, upon any termination described above, all stock options then held by Mr. Wilkinson shall immediately vest and all restrictions applicable to any unvested stock options and any other equity incentives awarded to Mr. Wilkinson shall lapse.

The current employment agreement with Mr. Wilkinson expired in accordance with its terms on December 31, 2010 and has been continued on a month-to-month basis since such date. We currently anticipate that a new employment agreement will be considered by the Board at a future meeting of the Board in May 2011.

Agreement with Christopher T. Young.    Effective May 2008, we entered into a three-year employment agreement with Mr. Young, pursuant to which he serves as our Executive Vice President, Chief Financial Officer and Treasurer.

The agreement with Mr. Young provides for an initial base salary of $350,000 per year, which may be increased on the first and second anniversaries of the effective date of the agreement, in the discretion of the Compensation Committee. Mr. Young is eligible to receive an annual bonus, in the discretion of the Compensation Committee, of up to fifty percent (50%) of his then-applicable base salary. Mr. Young is also eligible to receive equity incentive grants under the company’s 2004 Equity Incentive Plan, or any successor plan thereto, in the discretion of the Compensation Committee. Following the reduction in base salary implemented by the company in 2009 and the partial reinstatement of the salary reduction implemented by the company in 2010 described above, Mr. Young’s annual base salary is currently $306,250.

If Mr. Young’s employment is terminated by us without cause, or should Mr. Young voluntarily terminate his employment for good reason (as such term is defined in the agreement), Mr. Young will be entitled to receive: (i) all accrued salary and any bonus approved by the Compensation Committee through the date of termination; and (ii) severance compensation in an amount equal to Mr. Young’s then-current annual base salary. If Mr. Young’s employment is terminated by us for cause (as such term is defined in the agreement), Mr. Young will be entitled to receive only any accrued salary and benefits through the date of termination, and shall be ineligible for any bonus.

We are in the process of considering the terms of a new employment agreement with Mr. Young.

Agreement with Jeffery A. Liberman.    In January 2010, we entered into a new three-year employment agreement with Mr. Liberman pursuant to which he serves as the President of our radio division. The agreement with Mr. Liberman provides for an initial base salary of $344,312 per year. Mr. Liberman’s base salary shall be reviewed annually by the Compensation Committee and, in that committee’s discretion, the base salary may be increased on the first and second anniversaries of the effective date of the agreement.

Mr. Liberman is eligible to receive an annual bonus, in the discretion of the Compensation Committee, of up to 50% of his then-applicable base salary. Mr. Liberman is also eligible to receive grants of stock options, restricted stock and other grants under the company’s 2004 Equity Incentive Plan, or any successor plan thereto.

If Mr. Liberman’s employment is terminated by us without cause or by Mr. Liberman for good reason, including a change of control of the company, he will be entitled to receive: (i) all accrued salary and benefits through the date of termination, (ii) any discretionary bonus that is approved by the Compensation Committee and (iii) a severance payment equal to one year of his then-current base salary, payable in equal payments, corresponding to the company’s usual executive paydays. Mr. Liberman’s receipt of this severance payment is conditioned upon his execution of a customary form of release whereby he waives all claims arising out of his employment and termination of employment. If Mr. Liberman’s employment is terminated by us for cause, he will only be entitled to receive accrued salary and benefits through the date of termination and shall be ineligible for any bonus.

Equity Awards

On December 23, 2010, we granted restricted stock units to each of our Named Executive Officers. The restricted stock units were awarded under the 2004 Plan, and each unit entitles the recipient to receive one share of the company’s Class A common stock for each restricted stock unit when the applicable vesting requirements are satisfied. The restricted stock units vest as follows: (i) 33.3% on January 1, 2011, provided the recipient is employed by the company on such date; (ii) 33.3% on January 1, 2012, provided the recipient is employed by the company on such date; and (iii) 33.4% on January 1, 2013, provided the recipient is employed by the company on such date.

The specific grants to Named Executive Officers were as follows:

Name	Restricted Stock Units Awards for Fiscal Year 2010
Walter F. Ulloa	40,000
Philip C. Wilkinson	40,000
Christopher T. Young	40,000
Jeffery A. Liberman	40,000

Outstanding Equity Awards at Fiscal Year-End 2010

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)		Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
	Exercisable	Unexercisable
Walter F. Ulloa	250,000 125,000 140,000 175,000 72,600	— — — — 37,400	— — — — —	$ $ $ $ $	11.05 6.49 10.27 7.86 1.73	01/31/12 04/16/13 01/29/14 01/28/15 09/30/19
							—	—	30,700	(1)	$78,899
							—	—	29,200	(2)	$75,044
							—	—	13,600	(3)	$34,952

Philip C. Wilkinson	250,000 125,000 140,000 175,000 72,600	— — — — 37,400	— — — — —	$ $ $ $ $	11.05 6.49 10.27 7.86 1.73	01/31/12 04/16/13 01/29/14 01/28/15 09/30/19
							—	—	30,700	(1)	$78,899
							—	—	29,200	(2)	$75,044
							—	—	13,600	(3)	$34,952

Christopher T. Young	25,000 15,000 20,000 65,000 72,600	— — — — 37,400	— — — — —	$ $ $ $ $	11.05 6.49 10.27 7.86 1.73	01/31/12 04/16/13 01/29/14 01/28/15 09/30/19
							—	—	20,700	(1)	$53,199
							—	—	21,200	(2)	$54,484
							—	—	13,600	(3)	$34,952

Jeffrey A. Liberman	75,000 50,000 50,000 100,000 47,600	— — — — 37,400	— — — — —	$ $ $ $ $	11.05 6.49 10.27 7.86 1.73	01/31/12 04/16/13 01/29/14 01/28/15 09/30/19
							—	—	25,700	(1)	$66,049
							—	—	23,200	(2)	$59,624
							—	—	13,600	(3)	$34,952

(1)	Represents restricted stock unit awards which vest on January 1, 2011.
(2)	Represents restricted stock unit awards which vest on January 1, 2012.
(3)	Represents restricted stock unit awards which vest on January 1, 2013.

Potential Payments Upon Termination or Change-In-Control

During 2010, all of the Named Executive Officers had provisions in their then-current employment agreements providing for payments upon certain types of termination of employment, including upon a change of control of the company. For a description of those provisions, please see “Employment Agreements” above.

Director Compensation for Fiscal Year 2010

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($) (1) (2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Darryl B. Thompson	$42,000	$—	$105,000	$—	$—	$—	$147,000
Gilbert Vasquez	$46,500	$—	$105,000	$—	$—	$—	$151,500
Esteban E. Torres	$35,500	$—	$105,000	$—	$—	$—	$140,500
Paul A. Zevnik	$42,250	$—	$105,000	$—	$—	$—	$147,250

(1)	For a discussion of the assumptions used in the valuation of awards (estimated forfeitures are not considered for purposes of these computations and the full fair value is recognized in the year of grant), see the notes to the consolidated financial statements included in our Annual Report on Form 10-K, as filed with the Securities and Exchange Commission on March 14, 2011.
(2)	On May 27, 2010, each referenced director was granted the option to purchase 50,000 shares of company stock at an exercise price of $2.87. Such options vest on May 1, 2011 provided that the recipient is a member of the Board on such date.

Director Compensation

For directors who are also officers or employees of the company, we do not provide additional compensation and such individuals are compensated only for their service as an officer or employee of the company. Our directors who are not officers or employees of the company are compensated for their services as follows: (i) an annual grant under our then-current equity incentive plan, in an amount and with the terms and conditions as may be provided from time to time in our then-current equity incentive plan, or as may otherwise be determined by the Board; (ii) $24,000 per year; (iii) $1,250 for attendance at a Board meeting in person ($500 if telephonically); and (iv) $1,000 for attendance at a committee meeting in person ($500 if telephonically and an additional $250 if serving as the chairperson of the committee). However, Board committees may waive the meeting fees to which they would otherwise be entitled, subject to the unanimous approval of all members of the relevant committee.

On May 27, 2010, the Board granted 50,000 stock options to each non-employee director. The stock option grants vest on May 1, 2011, provided that the recipient is a member of the Board on such date.

REVIEW AND APPROVAL OF RELATED PARTY TRANSACTIONS

Our Board has adopted a Related Party Transaction Policy that provides for the review and approval of all related party transactions, which are generally defined under the policy as any transaction required to be disclosed under Item 404(a) of Regulation S-K. This written policy is supplemented by other written policies including our Corporate Governance Guidelines, Code of Business Conduct and Ethics, Code of Ethics for Chief Executive Officer and Senior Financial Officers and the Audit Committee’s charter, as well as certain provisions of the Delaware General Corporation Law.

Under our Related Party Transaction Policy, the Audit Committee reviews the material facts relating to all related party transactions that require the Audit Committee’s approval and considers whether to approve of our entry into the related party transaction, subject to certain exceptions. In determining whether to approve a related party transaction, the Audit Committee takes into account, among other factors it deems appropriate, the nature of the related party transaction, the extent of the related party’s interest in the transaction and whether the related party transaction is on terms no less favorable to us than terms generally available from an unaffiliated third-party under the same or similar circumstances. Our Related Party Transaction Policy also provides that no director shall participate in any approval of a related party transaction for which he or she is a related party, and that the director will provide all material information concerning the transaction to the Audit Committee.

Under our Related Party Transaction Policy, certain transactions are deemed to be pre-approved by the Audit Committee, even if the aggregate amount involved exceeds $120,000. These transactions include:

•	Employment of executive officers;

•	Director compensation;

•	Transactions where all stockholders receive proportional benefits;

•	Certain transactions involving the purchase of advertising from us at market rates and on such other terms as are consistent with those obtainable in arms-length transactions; and

•	Transactions involving competitive bids.

On an annual basis, each director and executive officer of the company must complete a Director and Officer Questionnaire that requires disclosure of any transaction, arrangement or relationship with us during the last fiscal year in which the director or executive officer, or any member of his or her immediate family, had a direct or indirect material interest. Any transaction, arrangement or relationship disclosed in the Director and Officer Questionnaire submitted by a director or executive officer is reviewed and considered by the Board in making independence determinations with respect to directors and resolving any conflicts of interest that may arise.

In addition, our directors and executive officers are expected to disclose to the Audit Committee and our General Counsel the material facts of any transaction that could be considered a related party transaction promptly upon gaining knowledge of the transaction.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Relationship with Univision.    Substantially all of our television stations are Univision- or TeleFutura-affiliated television stations. Our network affiliation agreements with Univision provide certain of our owned stations the exclusive right to broadcast Univision’s primary network and TeleFutura network programming in their respective markets. These long-term affiliation agreements each expire in 2021, and can be renewed for multiple, successive two-year terms at Univision’s option, subject to our consent. Under the network affiliation agreements, we generally retain the right to sell approximately six minutes per hour of the available advertising time on Univision’s primary network, and approximately four and a half minutes per hour of the available advertising time on the TeleFutura network. Those allocations are subject to adjustment from time to time by Univision.

Under the network affiliation agreements, Univision acts as our exclusive sales representative for the sale of national and regional advertising sales on our Univision- and TeleFutura-affiliate television stations, and Entravision pays certain sales representation fees to Univision relating to national and regional advertising sales.

We also generate revenue under two marketing and sales agreements with Univision, which give us the right through 2021 to manage the marketing and sales operations of Univision-owned TeleFutura and Univision affiliates in six markets – Albuquerque, Boston, Denver, Orlando, Tampa and Washington, D.C.

In August 2008, we entered into a proxy agreement with Univision pursuant to which we granted to Univision the right to negotiate the terms of retransmission consent agreements for our Univision- and TeleFutura-affiliated television station signals for a term of six years. Among other things, the proxy agreement provides terms relating to compensation to be paid to us by Univision with respect to retransmission consent agreements entered into with cable and other television service providers.

Univision currently owns approximately 10% of our common stock on a fully-converted basis. As of December 31, 2005, Univision owned approximately 30% of our common stock on a fully-converted basis. In connection with its merger with Hispanic Broadcasting Corporation in September 2003, Univision entered into an agreement with the U.S. Department of Justice, or DOJ, pursuant to which Univision agreed, among other things, to ensure that its percentage ownership of our company would not exceed 10% by March 26, 2009. In January 2006, we sold the assets of radio stations KBRG-FM and KLOK-AM, serving the San Francisco/San Jose, California market, to Univision for $90 million. Univision paid the full amount of the purchase price in the form of approximately 12.6 million shares of our Class U common stock held by Univision. Subsequently, in 2006, we repurchased 7.2 million shares of our Class U common stock held by Univision for $52.5 million. In February 2008, we repurchased 1.5 million shares of Class U common stock held by Univision for $10.4 million. In May 2009, we repurchased an additional 0.9 million shares of Class A common stock held by Univision for $0.5 million.

The company’s Class U common stock held by Univision has limited voting rights and does not include the right to elect directors. However, as the holder of all of the company’s issued and outstanding Class U common stock, Univision currently has the right to approve any merger, consolidation or other business combination involving the company, any dissolution of the Company and any assignment of the Federal Communications Commission licenses for any of the company’s Univision-affiliated television stations. Each share of Class U common stock is automatically convertible into one share of the company’s Class A common stock (subject to adjustment for stock splits, dividends or combinations) in connection with any transfer to a third party that is not an affiliate of Univision.

Voting Agreement.    We have entered into the Voting Agreement with Messrs. Ulloa, Wilkinson and Zevnik. This agreement, dated effective as of August 3, 2000, will remain in effect with respect to each of Messrs. Ulloa, Wilkinson and Zevnik as long as each individual owns 30% of his initial Class B shares. Pursuant to the Voting Agreement, Messrs. Ulloa, Wilkinson and Zevnik have agreed to vote all shares held by them in favor of the election of themselves as directors. On matters other than the election of directors, Mr. Zevnik has further agreed to cast his votes in the same manner as both Messrs. Ulloa and Wilkinson, solely in instances when both Messrs. Ulloa and Wilkinson vote either affirmatively or negatively. In any instance in which Messrs. Ulloa and Wilkinson vote their shares in different manners, Mr. Zevnik is free to vote his shares as he chooses.

Transactions with Walter F. Ulloa.    Mr. Ulloa is a director, officer and principal stockholder of LATV Networks, LLC (“LATV”). In April 2007, the Audit Committee and Board approved and authorized us to enter into a transaction with LATV that includes an affiliation agreement and an option to purchase an ownership interest in LATV. Pursuant to the affiliation agreement, we will broadcast programming provided to us by LATV on one of the digital multicast channel of certain of our television stations for a term of three years. Under the affiliation agreement, there are no fees paid for the carriage of programming, and we generally retain the right to sell approximately five minutes per hour of available advertising time. This transaction was reviewed and approved by the Audit Committee and Board in accordance with our Related Party Transaction Policy.

REPORT OF AUDIT COMMITTEE

The following report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any of our other filings under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate this report by reference therein, and shall not be deemed to be soliciting material or otherwise deemed filed under either such Act.

The Audit Committee is currently comprised of three independent directors, all of whom are independent under the rules of the SEC and the NYSE. The duties and responsibilities of a member of the Audit Committee are in addition to his or her duties as a member of the Board. The Audit Committee operates under a written charter, a copy of which is available on the company’s corporate website. The Audit Committee met 15 times and acted by written consent two times during 2010.

The Audit Committee’s primary duties and responsibilities are to:

•	engage the company’s independent registered public accounting firm,

•	monitor the independent registered public accounting firm’s independence, qualifications and performance,

•	pre-approve all audit and non-audit services,

•	monitor the integrity of the company’s financial reporting process and internal control systems,

•	provide an open avenue of communication among the independent registered public accounting firm, financial and senior management of the company and the Board,

•	monitor the company’s compliance with legal and regulatory requirements, contingent liabilities, risk assessment and risk management; and

•	review and approve all related party transactions under our Related Party Transactions Policy.

Management is responsible for the company’s internal controls and the financial reporting process. The company’s independent registered public accounting firm is responsible for performing an independent audit of the company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (the “PCAOB”) and issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

In carrying out these responsibilities, the Audit Committee monitored the scope and staffing of the company’s internal management group that was previously established by the company and held meetings with the company’s internal auditor regarding the progress and completion of the implementation of the company’s internal controls and the scope of their audit of such internal controls.

In overseeing the preparation of the company’s financial statements, the Audit Committee held meetings with the company’s internal auditor and independent registered public accounting firm, both in the presence of management and privately, to review and discuss all financial statements prior to their issuance and to discuss the overall scope and plans for their respective audits, the evaluation of the company’s internal controls and significant accounting issues. Management advised the Audit Committee that all financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee discussed the statements with both management and the company’s independent registered public accounting firm. In accordance with Section 204 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and the Statement on Auditing Standards (“SAS”) No. 61 (Communication With Audit Committees) as amended by SAS No. 90 (Audit Committee Communications), the Audit Committee has discussed with the company’s independent registered public accounting firm all matters required to be discussed under the Sarbanes-Oxley Act and the foregoing standards.

With respect to the company’s independent registered public accounting firm, the Audit Committee, among other things, discussed with McGladrey & Pullen, LLP matters relating to its independence, including the written disclosures made to the Audit Committee as required by the applicable standards of the PCAOB. The Audit Committee also reviewed and approved the audit and non-audit fees of that firm.

On the basis of these reviews and discussions, the Audit Committee (i) appointed McGladrey & Pullen, LLP as the company’s independent registered public accounting firm for the 2011 fiscal year, and (iii) recommended to the Board that the Board approve the inclusion of the company’s audited financial statements in the 10-K for filing with the SEC.

Submitted by the Audit Committee:

Gilbert R. Vasquez, Chair

Darryl B. Thompson

Paul A. Zevnik

STOCKHOLDER PROPOSALS

From time to time stockholders present proposals that may be proper subjects for inclusion in a proxy statement and for consideration at an annual meeting. Under the rules of the SEC, to be included in the proxy statement for our 2012 annual meeting of stockholders, proposals must be received by us no later than December 29, 2011.

ANNUAL REPORT ON FORM 10-K

We filed the 10-K with the SEC on March 14, 2011. A copy of the 10-K without exhibits has been mailed to all stockholders along with this proxy statement. Stockholders may obtain additional copies of the 10-K and the exhibits thereto, without charge, by writing to us at our principal executive offices at 2425 Olympic Boulevard, Suite 6000 West, Santa Monica, California 90404, Attention: Secretary. Copies of the 10-K may also be obtained from our website at http://phx.corporate-ir.net/phoenix.zhtml?c=121597&p=proxy.

OTHER MATTERS

Management does not know of any matters to be presented at the 2011 Annual Meeting other than those set forth herein and in the Notice accompanying this proxy statement. If a stockholder vote is necessary to transact any other business at the 2011 Annual Meeting, the proxyholders intend to vote their proxies in accordance with their best judgment related to such business.

It is important that your shares be represented at the 2011 Annual Meeting, regardless of the number of shares that you hold. YOU ARE, THEREFORE, URGED TO EXECUTE PROMPTLY AND RETURN THE ACCOMPANYING PROXY IN THE ENVELOPE THAT HAS BEEN ENCLOSED FOR YOUR CONVENIENCE. Stockholders who are present at the 2011 Annual Meeting may revoke their proxies and vote in person or, if they prefer, may abstain from voting in person and allow their proxies to be voted.

By Order of the Board of Directors,

Walter F. Ulloa
Chairman and Chief Executive Officer

April 29, 2011

Santa Monica, California

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▼ FOLD AND DETACH HERE ▼

ENTRAVISION COMMUNICATIONS CORPORATION

2011 ANNUAL MEETING OF STOCKHOLDERS
MAY 26, 2011

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
ENTRAVISION COMMUNICATIONS CORPORATION

The undersigned revokes all previous proxies, acknowledges receipt of the Notice of 2011 Annual Meeting of Stockholders and the Proxy Statement and appoints Walter F. Ulloa and Philip C. Wilkinson, and each of them, the attorneys and proxies of the undersigned, each with full power of substitution, to vote all the shares of common stock of Entravision Communications Corporation (the “Company”) which the undersigned is entitled to vote, either on his or her own behalf or on behalf of any entity or entities, at the 2011 Annual Meeting of Stockholders of the Company (the “2011 Annual Meeting”) to be held at the Fairmont Miramar Hotel, 101 Wilshire Boulevard, Santa Monica, California, 90401 at 10:00 a.m. on May 26, 2011, and at any adjournments or postponements thereof, with the same force and effect as the undersigned might or could do if personally present thereat. The shares represented by this Proxy shall be voted in the manner set forth below:

THE COMPANY’S BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE DIRECTORS LISTED HEREON, A VOTE FOR PROPOSALS 2 AND 3 AND A VOTE FOR “3 YEARS” ON PROPOSAL 4. IF NO INSTRUCTION TO THE CONTRARY IS INDICATED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS LISTED HEREON, FOR PROPOSALS 2 AND 3 AND FOR “3 YEARS” ON PROPOSAL 4.

Address Change/Comments
(Mark the corresponding box on the reverse side)

BNY MELLON SHAREOWNER SERVICES P.O. BOX 3550
SOUTH HACKENSACK, NJ 07606-9250

(Continued and to be marked, dated and signed on the other side)		97015

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting.

Both are available 24 hours a day, 7 days a week.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the stockholder meeting day.

ENTRAVISION COMMUNICATIONS CORPORATION	INTERNET http://www.proxyvoting.com/evc Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.
OR
TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.
If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.
To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

97015

▼ FOLD AND DETACH HERE ▼

Please mark your votes as indicated in this example	☒

	FOR ALL	WITHHOLD FOR ALL	*EXCEPTIONS			FOR	AGAINST	ABSTAIN

1. Election of directors to serve for a term ending at the 2012 Annual Meeting of Stockholders or until a successor is duly elected and qualified.	☐	☐	☐	2.	Ratification of the appointment of McGladrey & Pullen, LLP as independent auditor of the Company for the 2011 fiscal year.	☐	☐	☐

01 Walter F. Ulloa 04 Darryl B.Thompson 02 Philip C. Wilkinson 05 Esteban E. Torres 03 Paul A. Zevnik 06 Gilbert R. Vasquez				3.	Approval of the advisory (non-binding) resolution relating to executive compensation.	☐	☐	☐

				Management recommends a vote on the following Proposal 4 for shareholder vote every 3 years:

					1 year	2 years	3 years	Abstain

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box above and write that nominee’s name in the space provided below.)				4.	Proposal on frequency of advisory (non-binding) vote relating to executive compensation. ☐	☐	☐	☐
*Exceptions

				In their discretion, the proxies are authorized to vote upon such other business that properly may come before the 2011 Annual Meeting and any adjournments thereof.

				PLEASE MARK, SIGN, DATE AND RETURN THIS CARD IN THE ENCLOSED POSTAGE PAID ENVELOPE TODAY.

						Mark Here for Address Change or Comments SEE REVERSE		☐

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature	Signature	Date